SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 10

                   General Form For Registration of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934


                          PROFIT FINANCIAL CORPORATION
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            (Exact Name of Registration as Specified in Its Charter)

                 UTAH                                  91-1787197
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    (State or Other Jurisdiction of                  (IRS Employer)
     Incorporation or Organization)

    14675 Interurban Avenue South                        98168
         Seattle, Washington
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(Address of Principal Executive Offices)               (Zip Code)

                                 (206) 901-3000
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              (Registrant's Telephone Number, Including Area Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                 Name of Each Exchange on Which
          to be so Registered                 Each Class is to be Registered
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                  None                                   None

     Securities to be registered pursuant to Section 12(g) of the Act:

                       Class A Common Stock $.01 par value
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                                (Title of Class)


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                                (Title of Class)

THIS REGISTRATION STATEMENT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ACTUAL RESULTS OR EVENTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED OR CONTEMPLATED BY SUCH STATEMENTS AS THE RESULT OF VARIOUS FACTORS INCLUDING, WITHOUT LIMITATION, THE RISK FACTORS DISCUSSED IN THIS REGISTRATION STATEMENT. THE CONSIDERATIONS DISCUSSED IN THIS REGISTRATION STATEMENT ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY EFFECT THE COMMON STOCK. IT SHOULD BE RECOGNIZED THAT OTHER RISKS MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY EFFECT THE COMMON STOCK TO A GREATER EXTENT THAN INDICATED.

THE COMPANY COMPLETED A TWO-FOR-ONE STOCK SPLIT OF ITS CLASS A COMMON STOCK ("COMMON STOCK") IN SEPTEMBER 1996. ALL SHARE AND PER SHARE INFORMATION CONTAINED HEREIN OF ITS CLASS A COMMON STOCK ("COMMON STOCK") AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO HAVE BEEN ADJUSTED TO REFLECT THE IMPACT OF THE STOCK SPLIT UNLESS OTHERWISE INDICATED.


ITEM 1. BUSINESS.

         Profit Financial Corporation, Inc. ("PFCI" and, together with its direct and indirect subsidiaries, the "Company"), is a holding company that, through its subsidiaries, conducts educational investment seminars and invests in hotel and motel assets. The Company's educational seminars are conducted through its Wade Cook Seminars, Inc. ("WCSI") subsidiary. WCSI produces video tapes, audio tapes, and written materials designed to teach various investment and cash flow strategies for investors in the stock markets. WCS also hosts an electronic bulletin board service, Wealth Information Network ("WIN"), which allows subscribers to log on for information related to the stock market. WCSI also hosts a web page site on the Internet called Wade Cook Seminars. Two other of the Company's subsidiaries, Left Coast Advertising, Inc. ("Left Coast") and Lighthouse Publishing Group, Inc. ("Lighthouse Publishing"), conduct advertising and publishing services, respectively, for WCSI seminars.

         In 1997, PFCI commenced a program of investing in businesses engaged in developing hotels and motels, including the ownership of underlying real property. Profit Financial Real Estate Management Company, Inc. ("PFREM"), is a wholly owned subsidiary of PFCI, which in turn owns all of the capital stock of Equity Planners International, Inc. ("EPI"), which in turn owns 50% of the capital stock of Unlimited Potential, Inc. ("UP"). Zion Holdings, LLC., a non-affiliated Utah limited liability corporation, owns the other 50% of the shares of UP. PFREM, EPI and UP are collectively referred to herein as the "Real Estate Subsidiaries."


Business Strategy.

         The Company's strategy in the educational investment seminar portion of its business is to maintain its leadership position in the field of producing seminars on a national basis in the areas of personal finance, real estate, asset protection and stock market investment strategies. To that end, during 1996, the number of seminars that the Company held was increased from one seminar a week to approximately six a week by year end. The increase was the result of a number of factors, including increased expenditures on radio advertising in selected markets, the popularity of stock market investment books authored by Wade B. Cook and the audience reception of the Company's "Wall Street Workshop" seminars.

         The Company's strategy in the real estate portion of its business is to continue to make direct and indirect investments in real estate-related assets, principally in the hotel-motel category. To that end, the Company pursues a strategy of making direct investments in land or in structures comprising hotels and motels. The Company also invests in limited partnerships formed to acquire land on which hotels and motels are built and in partnerships formed to develop and own hotels and motels. The Company's geographic focus is on hotels and motels in Utah and Nevada.


Educational Seminars.

         The Company's educational seminars are based upon the financial and investment strategies of Wade B. Cook. Mr. Cook founded the Company's WCSI subsidiary in 1989, and has presented seminars to more than 42,000 individuals since 1989. His radio and television shows have been heard or seen by several hundred thousand people. He is the author of over 15 books, one of which, "Wall Street Money Machine", reached number 3 on the New York Times Business Best-seller List in 1996 and 1997.

         The Company employed approximately 40 seminar speakers at March 31, 1997, who conduct the Company's seminars throughout the United States. Approximately 35 of such seminar speakers are independent contractors, and approximately four were employees of WCSI. The Company provides training services to its speakers, and requires that its speakers enter into contracts whereby the speakers agree not to compete with the Company for a period, generally three years, after their employment or contractor status with the Company ends. Over 50% of the Company's revenues in 1996 were derived from conducting educational seminars.

         The Company's seminar series is supplemental by audio tape, video tape and printed materials intended for home study. The Company's home study programs include a multiple cassette course concerning investment and personal money management matters.

         The copyrights to most seminars, video and audiotapes and written materials are owned and controlled by Money Chef, Inc. (formerly known as USA/Wade Cook Seminars, Inc., "Money Chef"), Wade B. Cook, the President of PFCI is also the President of Money Chef and is a trustee of a trust created for the benefit of Mr. Cook's family, which trust owns all of the outstanding shares of Money Chef. The Company derived a majority of its revenues solely through sponsoring and promoting products, seminars and services owned and controlled by Money Chef. The Company and Money Chef are parties to a number of agreements pursuant to which the Company is licensed the right to use the Money Chef materials. These agreements are generally terminable by Money Chef upon the occurrence of certain events of default set forth therein. Management believes that it is in compliance with all material terms and provisions of such agreements.

         The educational seminars are marketed through the use of radio, direct mail and television advertising. The majority of the seminars are held in Los Angeles, California, Denver, Colorado, Seattle, Washington, Las Vegas, Nevada, Washington, D.C., Orlando, Florida and Dallas, Texas.

         The seminars provided by the Company include the following:

         Wall Street Work Shop ("WSWS") is a two day seminar structured to teach investors the investment strategies set forth in Wade Cook's two books, "Wall Street Money Machine" and "Stock Market Miracles." Participants are informed of stock market basic terminology, how to choose a brokerage firm, how to place a trade and observe facilitators completing stock transactions and following the investments strategies taught in class. It is designed to be an experiential seminar.

         Wealth Academy is one of the original seminars designed by Mr. Cook to inform participants about the strategies of using various business entities, such as Nevada corporations, Nevada limited partnerships, living trusts, Massachusetts business trusts, defined benefit and defined contribution pensions, irrevocable life insurance trusts, charitable remainder unity trusts and international asset protection trusts to assist them in their personal finance or business activities. The seminar is in a three-day format.

         Business Entity Skills Training ("B.E.S.T.") is a one-day seminar informing participants of asset protection, tax reduction and other business strategies using corporations, limited partnerships, qualified pensions, and living trusts. B.E.S.T. seminars are designed as a follow-up to the information provided in the WSWS seminar.

         Financial Clinic is a three hour preview class explaining the various products and services offered by WCSI and providing an introduction to investing in the stock market.

         RE Boot Camp is a three-day seminar currently conducted in Seattle, Washington that is modeled after the real estate investment formulas contained in Wade Cook's "Real Estate Money Machine" book. As part of the seminar, participants actually seek real estate properties to invest in.

         Next Step is a two-day seminar for participants who have already attended the WSWS. Advance stock market investments strategies are taught in an experiential format.

         Executive Retreat is a two-day workshop designed for participants who own or control Nevada corporations and need to understand the mechanics of using a corporation for tax advantages, limited liability and estate planning. The workshop is taught four times a year.


Real Estate Subsidiaries Hotel/Motel Business.

         The Real Estate Subsidiaries were created in early 1997 to provide a vehicle through which the Company would invest cash flow from its seminars, investment portfolio, and related publishing business. Typically, when the Company invests in a partnership which holds hotel or motel assets (structures, real property, or both), the Company seeks to acquire a majority of the limited partnership interests in the partnership. To date, the Company has purchased partnerships interests in over four hotel and motel limited partnerships which operate or have under construction four hotels, principally Fairfield Inn Suites or Hampton Inn Suites.

         WCSI also owns approximately 65% of Evergreen Lodging, L.P. The General Partner of Evergreen Lodging, L.P. is a corporation controlled by an extended family member of Wade B. Cook.

Customers.

         The Company's customers are primarily individuals who have interest in one or more of the seminar topics which are presented by the Company. Customers of the hotel/motel side of the Company's business are primarily business travelers and vacationers. The Company is not dependent upon any single customer for any of its businesses, and has no contracts or other agreements with any third party pursuant to which the Company generates a material amount of its revenues.


Financing.

         The Company's principal source of funds is the fees that it receives from seminar attendees, together with revenues from the sale of seminar-related products such as audio tapes, video tapes, books and other printed material. In fiscal 1996, approximately 63% of the Company's revenues, which totaled $40,784,515, were generated by seminar fees and sales of related materials. Revenues derived from the seminar portion of the Company's business comprise the principal source of the funds which the Company invests in hotel and motel assets. In fiscal 1996, the Company made an investment in one hotel/motel project. The investment amounts per project ranged from $228,000 for less than ten percent of the project to $3,450,000 for 100% ownership. Of the Company's hotel/motel project investments, one hotel is an operating business, one hotel is currently under construction, and two are investments in real property on which hotels or motels are scheduled or planned to be constructed.


Competition.

         The Company competes in the educational seminar business with other companies and individuals who promote and conduct seminars on topics relating to investment, asset protection, real estate and the stock market. The Company believes that the industry is highly fragmented and decentralized. Many of the Company's competitors sponsor and conduct seminars free of charge a as marketing tool for other business. These competitors include stockbrokers, franchisers of business opportunities, and portfolio and tax consultants.

         The Company's investment in the hotel and motel industry is generally indirect, comprised of interests in partnerships that construct and/or operate hotels and motels. Competition in the hotel/motel industry for guests is intense, with the level of competition in a particular market being determined to a large extent by the number of available rooms and the number of travelers and vacationers seeking accommodation during a particular time period. The hotels and motels in which the Company has made investments are principally "inn suite" motels, which offer guests a two-room suite (bedroom and living room) with a kitchenette.


Prior Business History.

         Prior to January 31, 1996, the Company's educational seminar business was conducted by United Support Association, Inc. ("USAI"), which had been incorporated in Nevada in 1989 and which was owned by the Wade B. Cook Family Trust. On May 18, 1995, PFCI acquired all of the outstanding capital stock of USAI in consideration of 1,880,000 shares of PFCI's common stock. PFCI was formed in 1979 as a Utah corporation under the name Profiteer Corporation. Prior to June 1, 1995, PFCI engaged in farming and ranching in Utah. USAI's name was changed to Wade Cook Seminars, Inc. in February 1997 due in part to the marketing advantages of using Mr. Cook's name and associating the programs with his successful publications.

Employees.

         The Company had approximately 375 full-time equivalent employees at March 31, 1997, not including independent contractors. The Company uses both employees and independent contractors to present the Company's seminars. At March 31, 1997, the Company had contractual arrangements with approximately 35 such independent contractors.

         At March 31, 1997, the Company had approximately 60 employees engaged principally in the Company's seminar business, 3 in its hotel and motel investment business, and 12 employees engaged principally in finance and other general corporate capacities. None of the Company's employees are represented by a labor union. The Company believes that its relations with its employees is good.


ITEM 2. FINANCIAL INFORMATION.

         The following table summarizes certain selected financial data and is qualified in its entirety by the more detailed financial statements contained elsewhere in this Registration Statement.

                               SELECTED CONSOLIDATED FINANCIAL DATA
                                                    Year Ended December 31,
                               ----------------------------------------------------------------
                                   1996         1995         1994          1993         1992
                               -----------  -----------  -----------   -----------  -----------
                                 Audited      Audited     Unaudited     Unaudited     Audited

Statement of Operations
Data:
Net sales ...................  $40,724,515  $ 7,567,335  $ 1,973,145   $   727,974  $   573,492
Cost of Sales ...............   15,682,936    3,373,888      861,784       146,727      118,504
Operating income (loss) .....    4,739,876      339,446      (22,667)      351,165      393,344
Net income(loss) per share ..          .46          .02         (.03)          .14          .20
Number of shares used in
computing net income
(loss) per share* ...........    6,623,280    6,398,426    6,398,426     2,463,228    2,368,554


Balance Sheet Date:                     Year Ended December 31
                              ------------------------------------------
                                  1996           1995           1994
                              ------------   ------------   ------------

Cash and cash equivalents...  $    635,141   $     26,840   $        100
Working capital ............    (3,890,698)      (763,216)        10,663
Total assets ...............    16,937,659      2,283,055        675,347
Total stockholders equity...     3,702,024        528,899        405,101

--------

* See Note A of Notes to Financial Statements for an explanation of the computation of per share data.


                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF RESULTS OF OPERATION AND FINANCIAL CONDITION

Overview and Outlook

         Since the inception of WCSI in 1989, the focus of this Company and of Wade B. Cook , the founder, President, and Chairman of the Board of the Company, was the development of seminars which

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

would deal with educating people about investment opportunities in real estate, in purchasing and selling negotiable paper, in financing residential and commercial property and in developing marketing programs to improve their businesses. Mr. Cook used his expertise in marketing, advertising, and the seminar business to set the focus for WCSI with five principles: first, people should have an opportunity to increase their wealth by increasing their cash flow; second, people need to learn how to minimize their federal and state income taxes; third, people need to use entities, such as Nevada corporations, family limited partnerships, living trusts, qualified pensions and business trusts, to protect their assets; fourth, people need to be able to retire with sufficient income from their assets to maintain a good standard of living; and finally, people need to be able to pass on their wealth and assets to their loved ones without the problems of probate, a process he named, bequeathment. These five principles are the primary focus of the Company's seminar business and each seminar developed by WCSI contains those principles.

         Although no assurances can be given, WCSI has historically been a profitable business. WCSI sponsors and promotes seminars designed and copyrighted by entities owned or controlled by Wade Cook or the Cook family. WCSI documented this arrangement with a Product Agreement with Money Chef granting WCSI the right to sponsor, promote seminars and sell products, throughout the United States and pay royalties to Money Chef. The Product Agreement ends in 1997 and it shall be important for WCSI to obtain another agreement with Money Chef to continue to use Money Chef's products. Although management believes that WCSI will be able to obtain an agreement with Money Chef, there can be no assurances that an agreement or terms favorable to the Company will be available, if at all.

         Historically, WCSI has used radio advertising to reach its customers. This format was used very early in the development of its business plan and management believes radio advertising is necessary to maintain the Company's current market niche and maintain or increase its revenue stream. The radio show permits constant exposure to potential customers, nationally, and funnels customers to preview seminars so they may be exposed to the product and services sold by the Company. Any factors that materially and adversely affect the availability or attractiveness of radio advertising for the Company, such as a significant increase in the cost of radio advertising, would have a material and adverse effect on the Company's business and financial condition.

         To date, the vast majority of revenues of the Company are based on products and seminars provided by Mr. Cook. The Company must continue to develop new seminars with new authors or subject matters to minimize the inherent risk of depending solely on these products and seminars. The Company is currently seeking and developing new seminars and products with new authors to diversify its seminar topics, to protect its current role as a leader in the educational investment seminar business, and to attract new customers to its mailing list. However, there can be no assurances that the Company will be successful in these endeavors.

         There is a significant risk of WCSI losing its current market niche in the event Wade B. Cook or the products supplied by entities controlled by Mr. Cook or members of the Cook family can no longer participate in the current business of the Company. The loss of Mr. Cook or the Company's relationship with him would have a material adverse effect on the Company's business, financial condition and results of operation. The Company anticipates it will seek joint ventures with other seminar businesses with similar interests to expand its customer base and product base. Historically, the Company has had successful joint ventures with other seminar business. In 1995 and 1996, WCSI worked with New Growth Financial Inc. to cross promote and cross sell a seminar on the topic of residential foreclosures and a seminar on the topic of tax lien certificates. The expansion into a multiple speaker two day seminar, a how to "run your business" two day seminar, and an offshore investment seminar, are three seminar formats the Company is currently researching and developing for trial presentation in late 1997 and 1998. The Company will continue researching the development of two new seminars for 1997 and anticipates good growth in sales for its computer service via the Wade Cook Seminar web site. The Company look forwards to securing more authors to publish different subject matters which will allow the Company to diversify its seminar and product line. However, there can be no assurances that the Company will be successful in expanding its customer base or its product base.

         A significant reason for the success of the Wall Street Workshop is that one of its prominent features is the ability of its workshop facilitators to have conversations with stock brokers during the seminars. After discussing certain stock market strategies, the facilitators will purchase or sell options or stock, during class, to illustrate the mechanism of purchasing stock. This concept, active participation by facilitators with stock brokers, required the Company to set up sub-accounts within its brokerage accounts so each facilitator had funds available to purchase or sell marketable securities, during the course of a Wall Street Workshop. While each brokerage account is monitored by the in-house Company money managers, many of the stock market investments are sold by the in-house money managers before returning the anticipated rate of return when purchased by the facilitators.

         There is further risk to the Company's business, financial condition and results of operation from the stock market investment program commenced by the Company in 1995. The need for an adequate cash position in every brokerage account, especially when every account is a margin account, sometimes requires the liquidating of security positions, thus producing losses. Historically, the losses are offset by the short term capital gains achieved by the facilitators and money managers. The risk of investing in stocks and derivatives includes the possibility of losing the Company's entire investment. The investment portfolio of the Company has materially increased from 1994 through 1996. The Company intends to continue to increase the value of the stock market portfolio as necessary to support the trading of marketable securities during the Wall Street Workshops as a teaching mechanism, to use its portfolio as a tool to train speakers for the Wall Street Workshop and to attempt to earn investment income. There are inherent risks in investing in marketable securities, especially in investing in derivatives, but stock market investing is an integral part of the Wall Street Workshop and the marketing of this program. There can be no assurances that the Company will not lose its entire investment in its stock market portfolio.

         The Company intends to pursue its current stock market investment strategies as long as the "bull market" continues and the revenues generated by the Wall Street Workshop, and the Next Step seminar exceed the costs directly related to the production of these seminars by 20 percent. However, there can be no assurances that the condition of the stock market will be what the management of the Company anticipates that it will be at any given time or that the Company will be in a position to effectively take advantage of existing market conditions. As with any investment in the stock market, the Company may suffer significant losses from pursuing its investment strategies.

         The increased frequency of the various seminars and the fees for the seminars have set a trend of increased annual revenue from 1994 of approximate $533,000, to approximate $4,049,000 in 1995, to approximate $23,800,00 in 1996.
The Company anticipates the trend of revenue increase as related to frequency of seminars should continue for 1997. However, it is unlikely that the Company will continue to have the type of growth rate experienced between 1995 to 1996. The positive growth rate in revenues for the past two fiscal years can be attributed to the establishment of the Wall Street Workshop program, the collateral sales of the book, "Wall Street Money Machine," and the development of two seminars, BEST and Next Step.

         The Company will attempt to continue the pattern of increasing the number of seminars that the Company offers. The trend of increasing Wall Street Workshop from two per month in 1995 to two per week in early 1996 has continued with Wall Street Workshops being taught, in twenty major cities, nationally, five times per week. In 1997, the management of the Company expects that the number of Wall Street Workshops conducted weekly should rise to approximately eight per week, followed by the BEST seminars. The Company anticipates Wealth Academy seminars will increase from four per year to ten per year. The Executive Retreat has increased from two per year to four per year. The Next Step has increased from two per year in1995, four per year in 1996 and the Company reasonably anticipates it will increased this seminar to six per year in 1997.

         The Company anticipates it will continue to market its products and services by continuing its use of radio advertisements to attract potential customers and will continue to offer a free audio tape explaining stock market strategies, offer a lower priced product for under $100, or inform customers in certain major cities that a free financial clinic will be presented. The financial clinic is a preview class of the products and seminars offered by the Company and usually precedes Wall Street Workshop by three weeks. The financial clinics offered by the Company have increased proportionately to the number of Wall Streets taught per week.

         WCSI has grown in size from 1989 with three employees to the current employee staff of over 300. The increase in the employees from 25 employees in 1995 to over 375 employees in April , 1997 reflects the growth of income generated from three seminars, the Wall Street Workshop, the Wealth Academy, and the Financial Clinic, and the corresponding need to increase sales forces to service the increasing customer base and to increase staffing levels to coordinate seminars in most major cities in America. The Company has increased its investment research staff from one researcher in 1994 to six researchers in 1996 to accommodate the need for stock market information required for the Wall Street Workshops and the Company's computer bulletin board service.

         Management believes that the historical rate of expansion of the sales force in 1994, 1995 and 1996 shall slow in 1997 as the Company anticipates the number of employees necessary to service the clients, to service the seminar business, and to support the logistics of producing the seminars or shipping the products is satisfactory for its current needs. The Company reasonably anticipates the current sales force located at corporate headquarters will be sufficient to handle the increased customer base generated by radio and media advertising, by the sale of books, by referrals, and by direct mailings, until the number of daily calls by customers exceeds 5000 per day.


Results of Operations

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere in this Registration Statement.


         Revenues

         The Company has increased its revenue each of the past three years. Gross revenues of the Company were $1,973,145 in 1994 , $7,567,335 in 1995 and $40,724,515 in 1996. It should be noted that the reorganization of WCS into PFCI occurred on May 18, 1995, and the loss carried by PFCI for the first four and one-half months of 1996 did affect the profit and loss margin for the Company.

         The retail cost of Wall Street Workshop was increased from $1,995 in 1994 to $2,695 in 1995 and $4,695 in 1996. The seminar fee increase allowed a greater margin of profit and the number of sales per salesperson did not significantly change with the fee increase. The fee for the bulletin board service, Wealth Information Network, provided by the Company increased from $495 in 1994 to $1,995 in 1995 and $2,995 in 1996. The fee increase allowed the Company to developed its own web site, increase the support and research staff for the network, and improve its marketing for the network. The Company does not anticipate any changes in fee structure for the first quarter of 1997 for any of its programs.

         The rapid increase of gross revenues for the Company from 1994 of approximately $1,900,000, to approximately $7,560,000 in 1995, to approximately $40,720,000 in 1996, can be attributed to the popularity of the Wall Street Workshop, increased radio advertising, increased financial clinics, increased sales force, the development of the bulletin board service, and the improvement of training for employees and speakers. The development of three new workshops in 1995 and 1996, the Next Step, C. C. Rider, and BEST, contributed to the increase in revenues.


         Net Income

         The net income for the Company for the past three fiscal years was net loss of ($195,730) for 1994 and a net profit of $123,798 in 1995 and $3,064,639 in 1996. Although there can be no assurances that the Company will have a positive net income in 1997, based on current trends, the management of the Company believes that net profits for 1997 may be similar in nature to 1996 (of approximately $3,600,000 or 54 cents per weighted share).


         Cost of Sales

         The cost of staffing the various seminars, workshops, or financial clinics have remained fixed over the past three years but the total cost has increased to correspond with the number seminars, workshops, or financial clinics conducted.

         The investment portfolio of the Company has materially increased from 1994 through 1996. The Company intends to continue to increase the value of the stock market portfolio as necessary to support the trading of marketable securities during the Wall Street Workshops at a teaching mechanism, to use its portfolio as a tool to train speakers for the Wall Street Workshop and its reasonable intention to earn investment income. There are inherent risks in investing in marketable securities, especially in investing in derivatives, but stock market investing is an integral part of the Wall Street Workshop and the marketing of this program. The Company increased its investment research staff from one in 1994 to six in 1996 to accommodate the need for stock market information required to for the Wall Street Workshops and the Company's computer bulletin board service.

         The seminar business does not appear to be seasonal in nature during the past three fiscal years for the Company except for the anticipated slower participation rate during July and August.


Liquidity

         Although no assurances can be given, the Company does not anticipate any trends which will materially increase or decrease its current level of liquidity.

         In the past, the Company has an opportunity to increase its liquidity by its investment strategies in the purchasing and selling of marketable securities. The investment in marketable securities shall continue as such expenditure is related to instructors' participation at each Wall Street Workshop. The Company anticipates it will maintain its current level of investment in marketable securities. The Company may channel some of the liquidity of its investment portfolio into the purchasing of hotel or motels or underlying real property to construct such hotels in 1997 or paying down underlying debt attached to its corporate headquarters.

         For fiscal 1997, the Company has several non-operating expenses which may affect the liquidity of Company in a non-detrimental way. The anticipated expenses include a payment of approximately $1,400,000, for income tax liability for WCI due on April 15, 1997.

         The current monthly payments for the outstanding loan for the corporate headquarters of $50,000 per month will increase on September 1, 1997 to $100,000 per month, until February 1, 1999. The contract allows the Company to make lump sum prepayments on January 1, or July 1, in increments of $100,000 but not more than $500,000. The Company believes that it may make a prepayment of $500,000 on July 1, 1997. There is no prepayment penalty.

         The Real Estate Subsidiaries have long term or short term debt payments for various hotel and motel development projects that will affect the Company's liquidity in 1997 including, $10,429.59 and $25,000 for Ownership, 8.8%, Park City Hotel Partners, L.C., by WCI; $690,000 payment for Ownership, 51%, FSS, LP; $590,000 for Ownership, 51%, Reno F.I.S., LP; $3,450,000, including payments of $1,400,000 in 1997 as well as monthly payments of approximately $16,000 for Ownership, 100%, Rising Tide, LP.

         The liquidity of the Company may be impaired in the event the underlying loans wrapped by Rising Tide, LP, a subsidiary of the Company, are called by the lenders. Rising Tide, LP assumed the debt from East Bay Associates, LLC for two outstanding loans from The Bank of Utah in the amount of approximately $790,000 and a small business loan, in the amount of approximately $790,000. Both loans may be accelerated at any time, creating a cash flow risk for the Company and reducing the ability of the Company to continue its investment strategies in purchasing hotels. Although there can be no assurances, that the loans will not be accelerated, the management of the Company does not anticipate the loans will be accelerated and has structured the wrap around assumption package to pay off the debt. In addition, the hotel owned by Rising Tide LP, is operational and producing a current income stream. The income stream from Rising Tide, may be used to minimize the impact that the acceleration of the loans would have on the liquidity of the Company.

         Although there can be no assurances, the Company anticipates that current revenue from operations will be adequate to pay the short term and long term debt obligations of the Company.

         The Company anticipates the outstanding tax liability shall be paid from current revenues by September, 1997.

         The Company has no external source of liquidity and the management of the Company does not currently anticipate a change in this trend except for anticipated cash flows from operational hotels which may return a 12% rate of return it they can maintain a 75% occupancy rate.


Capital Resources

         The Company has material commitments for the various hotel or motel development projects. The anticipated source of revenue to meet such commitments shall be from operational revenue and investment portfolio growth. Some revenue for the Company will be generated through income from the limited partnerships owning the hotels/motels as the trend of increased occupancy occurs in late 1997 and early 1998. However, these expectations may not be met if the investment portfolio held by the Company experiences little growth or a diminution in value or if the existing trend of increased occupancy adversely changes.

         The major expenses for the completion of the remodeling and refurbishing of the corporate headquarters will be completed by the summer of 1997. The Company purchased, in cash, all the office furniture, office equipment, and office art in past fiscal year and the first quarter of 1997. The Company does not currently anticipate any further major expenses exceeding $250,000 for its corporate headquarters in 1997.


Other Matters

         The Company does not believe inflation has had an impact on its operations for the past three fiscal years.


ITEM 3. PROPERTIES.

         The Company's headquarters are located in a three-story, 63,000 square foot office building in Seattle, Washington. The Company purchased the building in 1996, and believes that the facility is adequate for the Company's needs for the foreseeable future. The headquarters building houses the management and sales staff of PFCI, WCSI, Left Coast, Lighthouse Publishing and PFREM. The headquarters building also contains three seminar rooms at which the Company conducts seminars in the Seattle metropolitan area. The Company leases approximately 29,000 square feet of commercial office space in Tukwila, Washington at which seminar audio tapes, video tapes, and printed materials are assembled and shipped. The lease for such space expires in April 2000.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 1, 1997 for (i) each executive officer of the Company; (ii) each director of the Company; (iii) all executive officers and directors of the Company as a group; and (iv) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock:

                                               Shares Beneficially  % of Outstanding
Beneficial Owner(1)                                   Owned              Stock(2)
---------------------------------------------  -------------------  ----------------

Officers and Directors:

Wade B. Cook(3) .............................           3,760,000             58.8%
Caesar Regoso ...............................                 140               *
Laura M. Cook(4) ............................           3,760,000             58.8%
Cheryle Hamilton ............................                 140               *
Robert T. Hondel ............................              10,000               *
Dr. Warren H. Chaney ........................                 140               *
John V. Childers ............................                 140               *
Nicholas Dettman ............................              20,000               *
All executive officers and directors of the
Company as a group (8 persons)...............           4,070,000             61.4%

Non-management 5% stockholders:

David R. Yeaman .............................             973,964             15.2%
  Yeaman Enterprises
  3098 S. Highland Drive, Suite 460
  Salt Lake City, Utah 84106

Jerry W. Peterson ...........................             520,000              8.1%
  4484 S. Parkview Drive
  Salt Lake City, Utah 84124

Global Market Systems .......................             326,668              5.1%
  13069 S. Old US Hwy. 95
  Boulder City, Nevada 89005

---------------

* Represents beneficial ownership of less than 1% of the outstanding shares of the Common Stock

1 Unless otherwise indicated, the address of the beneficial owner is c/o Profit
  Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168-4664.

2 Beneficial ownership is determined with the rules of the Securities and Exchange
  Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of capital stock shown beneficially owned by them.

3 The 3,760,000 shares of Common Stock are owned by the Wade B. Cook Family Trust, a trust established for the benefit of Mr. Cook's family as community property.

4 Includes Mrs. Cook's interest in 3,760,000 shares of Common Stock owned by the
  Wade B. Cook Family Trust, a trust established for the benefit of Mr. Cook's family as community property. Wade B. Cook and Laura M. Cook are husband and wife.


ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

         The following table sets forth certain information as of April 30, 1997 concerning each of the directors, executive officers and other senior officers of the Company:

             Name                 Age                   Position
--------------------------------  ---  -----------------------------------------

Wade B. Cook                      47         Chairman and President
Caesar Regoso                     45         Director, Treasurer and Comptroller
Laura M. Cook                     45         Director and Secretary
Cheryle Hamilton                  45         General Manager of WCSI
Robert T. Hondel                  54         General Sales Manager of WCSI
Robin Anderson                    33         Sales Manager of WCSI
Dr. Warren H. Chaney              54         Director
John V. Childers                  52         Director
Nicholas Dettman                  49         Director


         Wade B. Cook has been the President and Chairman of the Board since June, 1995. Mr. Cook also served as Treasurer and President of USAI since 1989. Mr. Cook is known nationally as an author of over 15 books on finance, real estate, asset protection and the stock market, an international trainer and speaker on these topics, and the developer of educational products for the small business owner and investor. His books include Wall Street Money Machine, Stock Market Miracles and Real Estate Money Machine. Mr. Cook is a named defendant of a fraud charge in the State of Arizona. In addition, the Securities Division of the State of Washington has commenced an informal investigation of Mr. Cook, together with USA and PFCI. See "Legal Proceedings." In June 1984, Mr. Cook filed for bankruptcy under Chapter 11 in the U.S. Bankruptcy Court in Phoenix, Arizona. The bankruptcy was discharged in October, 1992. Mr. Cook is the husband of Laura M. Cook.

         Caesar Regoso has served on the Board of Directors since July 1996 and has been Controller for the Company since 1995. From1988 to 1995, Mr. Regoso was employed in private practice as a Certified Public Accountant.

         Laura M. Cook has been the Secretary and a member of the Board of Directors of the Company since May 1995. Mrs. Cook has also served as an officer in several subsidiaries of the Company. Mrs. Cook is the wife of Mr. Cook.

         Cheryle Hamilton has been General Manager of WCSI since January 1997. Prior to joining WCSI, Ms. Hamilton was Executive Assistant of Sunsportwear, Inc., a clothing manufacturer located in Seattle, Washington.

         Robert T. Hondel is the General Sales Manager of WCSI. Mr. Hondel left retirement to join the Company. Prior to joining Wade Cook Seminars, Mr. Hondel spent 18 years as the Director and President of the Knapp College of Business in Tacoma, Washington. Mr. Hondel is Ms. Anderson's uncle.

         Robin Anderson started as a sales representative for the Company in 1993 and has been the Sales Manager of WCSI since December, 1994. Ms. Anderson is Mr. Hondel's niece.

         Dr. Warren H. Chaney has served on the Board of Directors since July 1996. Since 1980, Dr. Chaney has been involved in the motion picture and television industry acting as writer, director and producer for projects originating from Paige-Brace Cinema, Ltd., Lorimar Films, TMS, Inc., Skorris Films Inc., Sandpiper Productions, Inc., Leading Edge Entertainment, Inc., Warren Chaney Productions, Ind., Intercontinental Releasing Corporation, and Millennial Entertainment.

         John V. Childers has been a member of the Board of Directors since August 1995. In addition to his duties as Director, Mr. Childers acts as a Speaker Trainer of the Company. Prior to his association with the Company, Mr. Childers was the Chairman and President of Ideal Travel Concepts, a company with locations in Tennessee and Florida, which sells memberships in its travel agencies.

         Nicholas Dettman has been a member of the Board of Directors since May, 1995. He has been a captain of Delta Airlines, located in Atlanta, Georgia for over 30 years. He is the owner of Kalowai Plantation, a orchid ranch in Kauai, Hawaii.

         Directors are not compensated for their services apart from their executive salaries, but may be reimbursed for travel expenses related to the Company's business. Each director is elected by holders of the majority of the Common Stock to serve for a term of three years ending on the appropriate annual meeting of stockholders until his or her successor is elected and qualified. Officers serve at the will of the Board.


Other Key Employees

         Eric W. Marler has been a speaker for the Company since September 1996. From December 1996 to February, 1997, Mr. Marler served on the Board of Directors and acted as the temporary Chief Financial Officer of the Company in order to assist the Company in preparing to file this Registration Statement. Prior to his involvement with the Company, Mr. Marler practiced as a Certified Public Accountant giving advice on income tax and profitability planning with Martin/Grambush, P.C., an accounting firm located in Kirkland, Washington.

         Christopher M. Carde has been General Counsel to the Company since January 1995. Prior to joining the Company, Mr. Carde was an attorney in private practice. Mr. Carde served as the Executive Vice President and a Director of the Company from May, 1995 to February, 1997. Mr. Carde filed for bankruptcy under Chapter 7 in 1994 in U.S. Bankruptcy Court in Seattle, Washington after his divorce and subsequent to his wife's filing for bankruptcy. The bankruptcy was discharged in December, 1995.


Employment Agreements

         The Company and Mr. Carde, its General Counsel, entered into a one year employment agreement in January, 1997. The agreement provided for a minimum salary plus incentive bonuses which are payable if specified management goals are attained. The agreement also gives Mr. Carde options for 80,000 shares of Common Stock at $1.50 per share which vest in equal installments over a four year period. The options may be exercised within a ten year period from the date of vesting.

ITEM 6. EXECUTIVE COMPENSATION.

         The following table sets forth information regarding compensation paid for all services rendered to the Company in all capacities during the last three completed fiscal years by the Company's Chief Executive Officer and one executive officers of the Company. No other executive officers of the Company received in excess of $100,000 during any of those years.

                                   Annual Compensation
                                 ----------------------
    Name and Position      Year   Salary   Bonus  Other   Long Term      All Other
                                                         Compensation  Compensation(1)
-------------------------  ----  --------  -----  -----  ------------  ---------------

Wade B. Cook, President    1996  $114,000   none   none      none        $4,366,183
(Chief Executive Officer)  1995      none   none   none      none           755,550
                           1994      none   none   none      none            82,923

Robert T. Hondel, General  1996   176,000   none      2      none              none
Sales Manager              1995    62,500   none   none      none              none
                           1994       ---    ---    ---       ---               ---

---------------

1 Represents royalties from WCSI to Money Chef paid pursuant to the Product
  Agreement.  See "Certain Relationships and Related Transactions."

2 Mr. Hondel, together with all other employees of the Company, received 140 shares of the Company's Common Stock as a bonus.


ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         On January 3, 1993, the Company entered into a Product Agreement with Money Chef to obtain the rights to promote and sponsor seminars, entity formation services and products owned and controlled by Money Chef for royalty payments ranging from ten to fifty percent of gross sales. Mr. Cook, the Company's President is also the President of Money Chef. In addition, a trust created for the benefit of Mr. Cook's family owns all of the outstanding shares of Money Chef. Royalty payments made by the Company totaled $4,366,183 in 1996, $755,500 in 1995, and $82,923 in 1994. Royalties of $48,781 were prepaid as of December 31, 1996 and royalties of $136,238 were owed as of December 31, 1995. Pursuant to the Product Agreement, Money Chef had the option of taking the minimum payment of 10% in direct payments and the optional 20% to be paid directly into stock broker accounts on behalf of Money Chef. Money Chef has opted to receive royalties of the minimum percentage of revenue for all three years.

         Mr. Cook has royalty agreements with Left Coast Advertising for the publication of his Wall Street Money Machine and Stock Market Miracles. The royalty agreements are dated, respectively, February 1, 1996, for Wall Street Money Machine and January 1, 1997 for Stock Market Miracles. Wade Cook is entitled to 10% of the revenue from 5000 books, then 12 2% for 5000-7500 books sold, then 15% thereafter the retail price of the books sold up to 7500.

         The Company leases space to USA/Corporate Services, a Nevada corporation. The President of USA/Corporate Services is Scott Scheuerman, who is the brother-in-law of Mr. Cook. USA/Corporate Services leases 725 sq. feet of space at a dollar per square foot at the Company headquarters. Mr. Scheuerman is also president of BOSS, Inc. and Acorn Corporate Services, Inc. which are Nevada corporations operating out of Nevada. Acorn acts as resident agent for Nevada corporations and BOSS provides corporate services for Nevada corporations operating in Nevada. The Company markets these services and sells the processing of Nevada corporations. Clients of USA that purchased either/or both

Acorn resident agent services or BOSS services increased from 600 in 1994 to 1,120 in 1995 and 1,360 in 1996.

         Evergreen Lodging, L.P., a Nevada limited partnership ("Evergreen") which is an indirect subsidiary of the Company, has loaned approximately $275,000 to Cross Roads, L.P., a limited partnership of which Mr. Cook serves as the president of the general partner of the partnership. The indebtedness is evidenced by a Secured Demand Note dated February 7, 1996 in the original principal amount of $25,000 and a Secured Demand Note dated August 30, 1996 in the original principal amount of $250,000, each payable to Evergreen and executed by Cross Roads, L.P.

         WCSI has loaned approximately $125,000 to Newstart Centre, Inc., a Utah corporation related to the Company. The indebtedness is evidenced by a Promissory Note (Secured) dated February 4, 1997 in the original principal amount of $125,000 payable to WCSI and executed by Newstart Centre, Inc. and a Secured Loan Agreement dated February 4, 1997 by and between WCSI and Newstart Centre, Inc.

         In 1995, the Company entered into an agreement with Associated Reciprocal Traders, Ltd. ("ART") to purchase 20,000 Investor
Relations-Advertising-Infomercial radio air time sports, priced at $25 per ad spot, per station, for a sum total of $500,000. In payment of the foregoing, the Company issued 100,000 shares of Common Stock to ART in January 1996.

         Eric W. Marler, a speaker for the Company, is the owner of 50% of the issued share capital of Cascade Margcret Associated, L.P. ("Cascade"). Cascade provides seminar speaking services for a fee of $10,000 per month to USA since September 1996.

         The Company, through PFCI or its subsidiaries, is the payee under numerous unsecured and secured notes, bearing varying interest rate in the aggregate amount of approximately $1,700,000 to numerous employees and other parties related to the Company as of January 31, 1997. These loans include several loans to purchase homes and cars for employees of the Company and include the following:

         Christopher Carde, the General Counsel of PFCI, currently owes the Company $187,000 on a 15 year note for a loan made by PFCI for the purchase of his home. PFC charges a 9.25% rate of interest on the loan.

         WCSI has loaned $187,043 to Shane A. and Carolyn H. Norris to purchase a home. Mr. Norris is the nephew of Mr. Wade. The loan is evidenced by a promissory note and deed of trust executed for the benefit of WCSI. The promissory note is for a term of thirty years (which began on December 15, 1996) and bears interest at the initial rate of 5.45% and thereafter at a rate that adjusts every year to be 2 :% above the 11th District Cost of Funds Index.

         Evergreen has loaned $267,195 to Jimmie E. and Patricia A. Powell to purchase a home. Mr. And Mrs. Powell are employees of the Company. The loan is evidenced by a promissory note and deed of trust executed for the benefit of Evergreen. The promissory note is for a term of thirty years (which began on January 15, 1997) and bears interest at the initial rate of 5.5%, which rate escalates to 9.5% by the fifth year of the loan.

         Evergreen has loaned $262,268 to Thomas and Linnet Cloward to purchase a home. Mr. and Mrs. Cloward are employees of the Company. The loan is evidenced by a promissory note and deed of trust executed for the benefit of Evergreen. The promissory note is for a term of thirty years (which began December 15, 1996) and bears interest at the initial rate of 5.5%, which rate escalates to 9.0% by the fifth year of the loan.

         Shane Norris, an employee of the Company and Mr. Cook's nephew, has three loans with the Company: a five year secured loan in the amount of approximately $19,600 dated August 1, 1996 with the interest of 9% for five years, a loan in the amount of $187,000 for the purchase of a home dated November 26, 1996 for a 30 year term with an adjustable interest starting at 5%, and a loan in the amount of $12,000, with interest at fair market value.

         The Company obtained services from seminar speakers provided by companies owned by officers and other significant employees of the Company. Total speaker fees paid to such companies totaled $131,337 for the year ended December 31, 1996 and none for years 1995 and 1994. There were no additional amounts due to such companies as of December 31, 1996.

         Various related parties owe approximately $663,401 to the Company. Crossroad Northwest, LP, a limited partnership controlled by the Wade B. Cook Family Trust owes $638,401. Five Star Consulting, Inc., of which Mr. Cook is President, owes $25,000. Total Hoteliers, LP, a related party, owes $1,000.


ITEM 8. LEGAL PROCEEDINGS.

         The following is a description of material pending legal proceedings to which the Company or any of its subsidiaries is a party or which any of their properties is subject:


State of Arizona v. Wade B. Cook

         The State of Arizona commenced an administrative proceeding against Wade B. Cook and his former businesses American Business Alliance and Monarch Funding Corporation in February, 1989. The State of Arizona issued an administrative order, on or about May 1989, concluding that Mr. Cook and his businesses had violated various securities laws, including anti-fraud provisions, and as a result, ordered them to (1) pay over $390,000 in restitution, (2) jointly and severally pay a $150,000 administrative penalty, and (3) to cease and desist the allegedly fraudulent conduct. Mr. And Mrs. Cook filed for bankruptcy under Chapter 7 in the U.S. Bankruptcy Court in Phoenix, Arizona. The bankruptcy was discharged in September 1987 and the State of Arizona indicted Mr. Cook on 18 counts of felony.

         In mid-1991, a Superior Court Judge dismissed the entire indictment because he concluded that the prior administrative proceeding extracted a punitive sanction from Mr. Cook, thereby making that proceeding criminal in nature. As a result, the Double Jeopardy Clause of the United States and Arizona Constitutions prohibited the second proceeding from going forward. The Arizona Court of Appeals, in written opinion, affirmed the trial court's decision dismissing all 18 counts of the indictment. The Arizona Supreme refused to hear the case, but the United States Supreme Court, through writ of certiorari, remanded the case back to the Arizona Court of Appeals to reconsider its written opinion in the light of a recent Supreme Court pronouncement. The Arizona Court of Appeals reconsidered, and dismissed all of the securities counts, but reinstated the fraud count and the RICO count to the extent it utilized fraud as its underlying offense. On June 17, 1996, the Arizona Court of Appeals sent the two remaining counts back to the Superior Court for trial. In February, 1997, the new trial court judge dismissed Count 18, the RICO count, as legally insufficient, thereby only leaving Count 1, which alleges fraud. The State recently appealed the decision dismissing Count 18 and the Appellate Court affirmed the lower court's holdings. While settlement negotiations are occurring, the trial on Count 1 is tentatively scheduled for June 30, 1997. If Mr. Cook is convicted, it would have a material adverse effect on the Company.


Informal Investigation by the U.S. Securities and Exchange Commission

         The U.S. Securities and Exchange Commission entered an order directing a private investigation of WCSI in May, 1996. Wade B. Cook has received a subpoena issued by the SEC and believes he will be requested to appear for a deposition in August or September 1997. The basis for the informal investigation has not been presented to WCSI.


Informal Investigation by the State of Washington

         The Assistant Attorney General for the State of Washington's Department of Financial Institutions, Securities Division commenced an informal investigation of Wade B. Cook, USA and the Company in September, 1996. The basis for the informal investigation has not been presented to the management of the Company.


United Support Association v. Mellon

         The Company brought a suit against defendants Anthony Robbins, Robbins Research International and Charles E. Mellon in the King County Superior Court on September 16, 1996. The Company alleges breach by Mellon of a noncompete agreement and unfair competition and inducement to breach the noncompete by Robbins Research and Anthony Robbins in hiring Mellon to present a copy of the Company's Wall Street Workshop seminar on behalf of defendants. In February 1997, Mellon served a counterclaim alleging that the Company caused Mellon to lose income from other speaking engagements because the Company changed his speaking schedule. The counterclaim also alleged that the Company failed to pay appropriate payroll taxes on behalf of Mellon. The counterclaim did not specify damages. The counterclaim was voluntarily dismissed on March 27, 1997. An injunction in favor of WCSI was granted October 9, 1996 and attorney fees were awarded to the plaintiffs against Mr. Mellon. The trial, scheduled for April 21, 1997, has been postponed to allow for discovery to be completed and is anticipated to be sometime this summer.


Other Proceedings

         The Company and its subsidiaries are also parties to various administration actions and other legal proceedings arising in the ordinary course of business, none of which are expected to materially effect the financial position, results of operation or cash flow of the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         Although there is currently no established trading market for share of Common Stock of the Company, the Company's Common Stock is quoted under the stock symbol "PFNL" in the over-the-counter market. At April 29, 1997, there are five market makers of the Company's Common Stock.

         The following table sets forth the approximate high and low bid quotations for the Company's Common Stock for the calendar periods indicated. The quotations do not reflect retail markups, markdowns or commissions and may not reflect actual transactions.

                                               HIGH BID  LOW BID
                                               --------  --------
               1997
               ------------------------------
               Quarter Ended March 31 .......  $   3.00  $   2.88

               1996
               ------------------------------
               Quarter Ended March 31 .......      2.12      2.00
               Quarter Ended June 30 ........      2.62      2.25
               Quarter Ended September 30 ...      3.75      3.50
               Quarter Ended December 31 ....      3.12      2.62

               1995
               ------------------------------
               Quarter Ended March 31 .......      1.75      1.50
               Quarter Ended June 30 ........      2.37      2.12
               Quarter Ended September 30 ...      2.50      2.25
               Quarter Ended December 31 ....      2.00      1.87

               1994
               ------------------------------
               Quarter Ended March 31 .......      1.87      1.62
               Quarter Ended June 30 ........      1.75      1.50
               Quarter Ended September 30 ...      1.75      1.50
               Quarter Ended December 31 ....      1.75      1.50

---------------

         The high and low bid quotation price for the Common Stock on April 29, 1997 was $3.12 and $3.00, respectively. As of April 29, 1997, the Company had approximately 6,680,000 shares of Common Stock outstanding.

         As of April 29, 1997 there were approximately 917 record holders of Common Stock.

         The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

         On June 28, 1996, the Company issued 16,000 shares of its Common Stock at $3 per share to after employees for subscription notes receivable. In addition, the Company issued 30,422 shares of its Common Stock at $2.50 per share to various employees as additional employee compensation. The negotiated transaction was made in reliance on the exemption from registration set forth in
Section 4(2) of the Securities Act of 1933, as amended ("Securities Act") as an isolated transaction to a single investor and did not invoke a public offering.

         On January 31, 1996, the Company issued 100,000 shares of Common Stock to Associated Reciprocal Traders, Ltd. in payment of an agreement to purchase 20,000 Investor Relations-Advertising-Infomercial radio air time spots, priced at $25 per ad spot, per station, for a sum total of $500,000. The negotiated transaction was made in reliance on the exemption from registration set forth in
Section 4(2) of the Securities Act as an isolated transaction to a few limited investors and did not invoke a public offering.

         On January 1, 1995, the Company transferred its ranching operations in Uintah County, Utah to Four Star, Inc. in exchange for all of Four Star's outstanding common stock pursuant to a plan of reorganization under the Internal Revenue Code section 368(a)(1)(d). All of Four Star's stocks were then distributed to Yeaman Enterprises, Inc. in exchange for 1,880,00 shares of the Company's stock as part of the reorganization on April 1, 1995. The negotiated transaction was made in reliance on the exemption from registration set forth in
Section 4(2) of the Securities Act as an isolated transaction to a single investor and did not invoke a public offering.


ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Company's authorized stock consists of 20,000,000 shares of Class A Common Stock, par value .01 per share ("Common Stock") and 5,000,000 shares of Cumulative Preferred Stock, par value $10 per share ("Cumulative Preferred Stock"). As of April 29, 1997, there were outstanding approximately 6,680,000 shares of Common Stock and no shares of Preferred Stock outstanding. All of the currently outstanding shares of Common Stock are validly issued, fully paid, and non-assessable.

         On August 6, 1996, the Board of Directors declared a two-for-one stock split on the Company's Class A Common Stock, effected in the form of a stock dividend to shareholders of record on July 15, 1996. The number of shares issued at September 10, 1996 after giving effect to the split was 6,650,442 common shares (3,325,211 common shares before the split). The effects of the stock split are accounted for in all share and per share data included in this Registration Statement.


Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of

Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock will be subject to the rights of the holders of share of any series of Preferred Stock that the Company may issue in the future.


Preferred Stock

         The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, par value $10 per share. The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Utah, but without further action by the Company's stockholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company. As of the date of this Prospectus, the Company has not authorized any class of Preferred Stock and the Company has no current plan to issue any shares of Preferred Stock.


Dividend Policy

         The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business.


Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is National Stock Transfer in Salt Lake City, Utah.


ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company does not have any provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

         The Utah Business Corporation Act, however, generally provides that a corporation may indemnify an individual made a part to a proceeding because he is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability incurred in the proceeding if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed that his conduct was in, or not opposed to, the corporation's best interests, and (iii) in the case of a criminal proceeding he had no reasonable cause to believe his conduct was unlawful; provided, however, that (x) in the case of an action by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding and (y) the corporation may not, unless authorized by a court of competent jurisdiction, indemnify an individual
(A) in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation, or (B) in connection with any other proceeding in which the individual is adjudged liable on the basis that he derived an improper personal benefit. In a judicial proceeding under the foregoing clause (y), in order to authorize indemnification the court must determine that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. A director or officer is entitled to mandatory indemnification if he was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, against the reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he was successful. A corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent to a greater extent if not inconsistent with public policy and if provided for by the articles of incorporation, by-laws, general or specific action of its board of directors or contract.


ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The audited consolidated financial statements for the Company for the fiscal years ended December 31, 1996, 1995 and 1994, and the report thereon and the related financial statements, schedules and reports thereon, are set forth below, beginning on page F-1.


ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

         On February 6, 1997, the Company engaged Miller and Company to act as its independent certified public accountant and to audit the Company's financial statements for 1995 and 1996. Smith and Company, who was engaged by the Company prior to its merger with USA, resigned on May 1, 1995. The principal accountant's report on the financial statements for the past two years do not contain an adverse opinion or a disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Board of Directors of the Company. To the knowledge of the Company, there were no disagreements with the former accountant in any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.


ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

         (a) Financial Statements.                                          Page

             Years Ended December 31, 1996 and 1995

             Report of Independent Certified Public Accountants             F-1

             FINANCIAL STATEMENTS:
             Consolidated Balance Sheets                                    F-2
             Consolidated Statements of Income and Retained Earnings        F-4
             Consolidated Statement of Changes in Shareholders' Equity      F-5
             Consolidated Cash Flow Statements                              F-6

             Report of Independent Certified Public Accountants             F-20

             FINANCIAL STATEMENT SCHEDULES:
             Schedule 1 - Consolidated Financial Information of Registrant  F-21

             Year Ended December 31, 1994

             Independent Auditor's Report of Smith & Company                F-24
             Balance Sheets                                                 F-25
             Statement of Operations                                        F-27
             Statement of Cash Flows                                        F-28
             Statement of Stockholder's Equity                              F-32
             Notes to Financial Statements                                  F-32

         (b) Exhibits Index.

             Exhibit Description
             ------- -----------------------------------------------------------

             3.1(a)  Articles of Incorporation of Profiteer Corporation

             3.1(b) Amendment to Articles of Incorporation of Profiteer Corporation dated September 2, 1984

             3.1(c) Amendment to the Articles of Incorporation of Profiteer Corporation dated August 10, 1988

             3.1(d)* Amendment to the Articles of Incorporation of Profiteer
                     Corporation dated September 10, 1991

             3.2     Bylaws of Profiteer Corporation

             10.1* Product Agreement, dated January 3, 1993 between United Support Association, Inc. as the purchaser, and Money Chef Inc., previously known as USA/Wade Cook Seminars, Inc. as the seller.

             10.2* Agreement dated May 18, 1995 by and among Profit Financial Corporation, Yeaman Enterprises, Inc., Four Star Ranch, Inc., United Support Association, Inc. and Wade B. Cook.

             10.3 Agreement dated February 1, 1996 between Wade B. Cook and Lighthouse Publishing Group, Inc.

             10.4* Secured Demand Note dated February 7, 1996 in the original principal amount of $25,000, executed by Cross Roads L.P., for the benefit of Evergreen Lodging Limited Partnership

             10.5* Secured Demand Note dated August 30, 1996 in the original principal amount of $250,000, executed by Cross Roads, L.P., for the benefit of Evergreen Lodging Limited Partnership

             10.6* Secured Promissory Note dated October 22, 1996 in the original principal amount of $197,800 executed by Christopher M. Carde for the benefit of United Support Association, Inc.

             10.7* Secured Promissory Note dated November 14, 1996 in the original principal amount of $262,268.08 executed by Thomas Cloward and Linnett Cloward for the benefit of Evergreen Lodging Limited Partnership

             10.8* Secured Promissory Note dated November 26, 1996 in the original principal amount of $187,043.00 executed by Shane
                     A. and Carolyn H. Norris for the benefit of United Support Association, Inc.

             10.9* Secured Promissory Note dated December 18, 1996 in the original principal amount of $267,194.66 executed by Jimmie
                     E. and Patricia A. Powell for the benefit of Evergreen Lodging Limited Partnership

             10.10 Agreement dated January 1, 1997 between Wade B. Cook and Lighthouse Publishing Group, Inc.

             10.11* Secured Promissory Note dated April 14,1997 in the original principal amount of $66,490.15 by Brandee Gibson for Wade Cook Seminars, Inc.

             11.1**  Statement Regarding Computation of Earnings

             12.1**  Statement Regarding Computation of Ratios

             16.1*   Letter re: Change in Certifying Accountant

             21.1    List of Profit Financial Corporation Subsidiaries

             27.**   Financial Data Schedule

--------------

*   To be filed by amendment.
**  To be filed by amendment, if necessary.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: April 30, 1997                    PROFIT FINANCIAL CORPORATION

                                        By:  Wade B. Cook
                                             -----------------------------------
                                                   Wade B. Cook, President

                         INDEX TO FINANCIAL STATEMENTS

             Financial Statements.                                          Page

             Years Ended December 31, 1996 and 1995

             Report of Independent Certified Public Accountants             F-1

             FINANCIAL STATEMENTS:
             Consolidated Balance Sheets                                    F-2
             Consolidated Statements of Income and Retained Earnings        F-4
             Consolidated Statement of Changes in Shareholders' Equity      F-5
             Consolidated Cash Flow Statements                              F-6

             Report of Independent Certified Public Accountants             F-20

             FINANCIAL STATEMENT SCHEDULES:
             Schedule 1 - Consolidated Financial Information of Registrant  F-21

             Year Ended December 31, 1994

             Independent Auditor's Report of Smith & Company                F-24
             Balance Sheets                                                 F-25
             Statement of Operations                                        F-27
             Statement of Cash Flows                                        F-28
             Statement of Stockholder's Equity                              F-32
             Notes to Financial Statements                                  F-32

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Profit Financial Corporation
Seattle, Washington

We have audited the accompanying consolidated balance sheets of Profit Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Profit Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their consolidated operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

In 1995, as described in Note-J to the financial statements, the Company changed its method of accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of in accordance with the Statement of Financial Accounting Standards No. 121.

The accompanying consolidated statement of income and consolidated statement of cash flows for the year ended December 31, 1994 were not audited by us and, accordingly, we do not express an opinion on them.


                                        Certified Public Accountants

Santa Monica, California
April 25, 1997

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              December 31,
                                                        ------------------------
CURRENT ASSETS                                             1996         1995
                                                        -----------  -----------
       Cash and cash equivalents .....................  $   635,141  $    26,840
       Marketable securities .........................    3,801,039      349,206
       Trade and credit card receivables .............      848,282      129,188
       Notes receivable, current portion .............      329,060       16,452
       Notes receivable from officers, current portion       13,191         --
       Other receivables .............................       11,378        1,611
       Inventory .....................................      395,743       46,139
       Prepaid expenses ..............................       93,196          596
       Deferred royalties to related party ...........       48,781         --
       Deferred tax asset ............................      783,064        7,340
                                                        -----------  -----------
       TOTAL CURRENT ASSETS ..........................    6,958,875      577,372
                                                        -----------  -----------
PROPERTY AND EQUIPMENT ...............................    7,135,205      345,011
                                                        -----------  -----------
OTHER ASSETS
       Non-marketable investments ....................      522,600    1,235,100
       Notes receivable ..............................    1,385,742       90,452
       Notes receivable from officers ................      236,413         --
       Due from related parties ......................      663,401         --
       Deposits ......................................       35,423       35,120
                                                        -----------  -----------
       TOTAL OTHER ASSETS ............................    2,843,579    1,360,672
                                                        -----------  -----------
              TOTAL ASSETS ...........................  $16,937,659  $ 2,283,055
                                                        ===========  ===========

The accompanying notes are an integral part of thes consolidated financial statements.

                                PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                                         CONSOLIDATED BALANCE SHEETS

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                         December 31,
                                                                                  ---------------------------
CURRENT LIABILITIES                                                                   1996           1995
                                                                                  ------------   ------------
       Current portion of long-term debt .......................................  $    660,708   $     77,175
       Accounts payable and accrued expenses ...................................       976,644        501,560
       Margin loans in investment accounts .....................................     1,103,936           --
       Payroll and other taxes withheld and accrued ............................       807,414        114,090
       Income taxes payable ....................................................     2,075,872         95,200
       Deferred revenue ........................................................     5,160,999        352,325
       Royalties payable to related party ......................................          --          136,238
       Notes payable to related party ..........................................        19,000         19,000
       Notes payable to officer ................................................        45,000         45,000
                                                                                  ------------   ------------
       TOTAL CURRENT LIABILITIES ...............................................    10,849,573      1,340,588

LONG-TERM DEBT .................................................................     1,768,762        117,764
                                                                                  ------------   ------------
              TOTAL LIABILITIES ................................................    12,618,335      1,458,352
                                                                                  ------------   ------------
MINORITY INTEREST ..............................................................       617,300        295,804
                                                                                  ------------   ------------
SHAREHOLDERS' EQUITY
Preferred stock, 5,000,000 shares authorized
at $10 par value, none issued and outstanding ..................................          --             --

Class A common stock, 20,000,000 shares authorized at $0.01 par value, 6,680,864 shares and 3,199,211 shares outstanding as of
December 31, 1996 and 1995, respectively .......................................        66,807         31,991

Paid-in capital ................................................................     1,072,608        498,938
Prepaid advertising ............................................................      (500,000)          --
Retained earnings (deficit) ....................................................     3,062,609         (2,030)
                                                                                  ------------   ------------
TOTAL SHAREHOLDERS' EQUITY .....................................................     3,702,024        528,899
                                                                                  ------------   ------------
TOTAL LIABILITIES, MINORITY INTEREST,
           AND SHAREHOLDERS' EQUITY ............................................  $ 16,937,659   $  2,283,055
                                                                                  ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                           PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                                                                  Year ended December 31,
                                                        ------------------------------------------
                                                            1996           1995           1994
                                                        ------------   ------------   ------------
                                                                                      (unaudited)

REVENUES, NET OF RETURNS AND DISCOUNTS ...............  $ 40,724,515   $  7,567,335   $  1,973,145

COST OF REVENUES:
       Royalties to related party ....................     4,366,183        755,500         82,923
       Speaker fees to related party .................       131,337           --             --
       Other cost of revenues ........................    11,185,416      2,618,388        778,811
                                                        ------------   ------------   ------------
TOTAL COST OF REVENUES ...............................    15,682,936      3,373,888        861,734
                                                        ------------   ------------   ------------
       GROSS PROFIT ..................................    25,041,579      4,193,447      1,111,411

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES ..............................    20,301,703      3,755,001      1,134,078

IMPAIRMENT OF LONG-LIVED ASSETS ......................          --           99,000           --
                                                        ------------   ------------   ------------
       INCOME (LOSS) FROM OPERATIONS .................     4,739,876        339,446        (22,667)
                                                        ------------   ------------   ------------
OTHER INCOME (EXPENSES)
       Dividends and interest ........................        60,028          5,547          5,668
       Gain (loss) on trading securities .............        92,711         88,719         (1,616)
       Other income ..................................        58,513          6,648          1,975
       Loss on investment on non-marketable securities          --         (107,400)      (178,200)
       Loss on disposition of fixed assets ...........       (21,960)          --             --
       Interest expense ..............................      (263,285)       (25,422)        (8,770)
                                                        ------------   ------------   ------------
       TOTAL OTHER INCOME (EXPENSES) .................       (73,993)       (31,908)      (180,943)
                                                        ------------   ------------   ------------
INCOME (LOSS) BEFORE INCOME TAXES ....................     4,665,883        307,538       (203,610)

PROVISION FOR INCOME TAXES ...........................     1,601,244        183,740         (7,880)
                                                        ------------   ------------   ------------
       NET INCOME (LOSS) .............................  $  3,064,639   $    123,798   $   (195,730)
                                                        ============   ============   ============

EARNINGS (LOSS) PER SHARE ............................  $       0.46   $       0.02   $      (0.03)
                                                        ============   ============   ============

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING ...................................     6,623,280      6,398,426      6,398,426
                                                        ============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                                        PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                    Class A
                                                 Common Stock
                                           -------------------------
                                                                        Additional    Retained                      Total
                                                                         Paid-in      Earnings       Prepaid     Shareholders
                                              Shares        Amount       Capital      (Deficit)    Advertising      Equity
                                           -----------   -----------   -----------   -----------   -----------   ------------

Balances - December 31, 1994 ............    3,199,211   $    31,991   $ 4,093,794   $(2,053,247)                $  2,072,528

Reorganization under section
368(a)(1)(D) of the Internal Revenue Code   (1,880,000)      (18,800)   (3,578,056)    1,875,057                   (1,721,799)

Issuance of common stock in
exchange for WCS stock ..................    1,880,000        18,800       (16,800)       52,372                       54,372

Net income for the year ended
December 31, 1995 .......................                                                123,798                      123,798
                                           -----------   -----------   -----------   -----------   -----------   ------------

Balances - December 31, 1995 ............    3,199,211   $    31,991   $   498,938   $    (2,030)  $         0   $    528,899
                                           -----------   -----------   -----------   -----------   -----------   ------------

Issuance of common stock ................       26,000           260        77,740                                     78,000

Issuance of common stock in
exchange for prepaid advertising ........      100,000         1,000       499,000                                    500,000

Prepaid Advertising .....................                                                             (500,000)      (500,000)

Effect of 2 for 1 stock split ...........    3,325,231        33,252       (33,252)

Issuance of common stock ................       30,422           304        75,746                                     76,050

Subscriptions receivable ................                                  (45,564)                                   (45,564)

Net income for the year ended
December 31, 1995 .......................                                              3,064,639                    3,064,639
                                           -----------   -----------   -----------   -----------   -----------   ------------

Balances - December 31, 1996 ............    6,680,864   $    66,807   $ 1,072,608   $ 3,062,609   $  (500,000)  $  3,702,024
                                           ===========   ===========   ===========   ===========   ===========   ============

The accompanying notes are an integral part of these consolidated financial statements.

                            PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                                  CONSOLIDATED CASH FLOW STATEMENTS
                                                                   Years ended December 31,
                                                          ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                         1996           1995           1994
                                                          ------------   ------------   ------------
                                                                                        (unaudited)

Net income (loss) ......................................  $  3,064,639   $    123,798   $   (195,730)
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
       Depreciation ....................................       344,991         38,816         30,663
       (Gains) losses on trading marketable securities .       (92,711)       (88,719)         1,616
       Losses on disposition of fixed assets ...........        21,960           --             --
       Impairment of long-lived assets .................          --           99,000           --
       Loss on investment in non-marketable securities .          --          107,400        178,200
       Purchases of trading securities .................   (11,290,111)    (1,059,197)        (7,293)
       Proceeds from sale of trading securities ........     9,034,925        920,395           --
Changes in assets and liabilities:
       Receivables .....................................    (3,249,764)      (144,765)       (75,557)
       Inventory .......................................      (349,604)        (4,688)
       Prepaid expenses ................................      (141,381)          (597)         1,861
       Deferred taxes ..................................      (775,724)           540         (7,880)
       Deposits ........................................          (303)       (29,752)        (2,268)
       Accounts payable and accrued expenses ...........       475,084        302,305        104,533
       Payroll and other taxes withheld and accrued ....       693,324         60,191         11,332
       Income taxes payable ............................     1,980,672        105,200        (10,000)
       Deferred revenue ................................     4,808,674        303,133         41,312
       Due to related party ............................          --             --          (22,958)
       Royalties payable ...............................      (136,238)       177,806           --
                                                          ------------   ------------   ------------
TOTAL ADJUSTMENTS ......................................     1,323,794        787,069        243,561
                                                          ------------   ------------   ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ..............     4,388,433        910,866         47,831
                                                          ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ...................................    (4,729,382)      (214,849)       (54,051)
Subsidiary's  investment ...............................       (87,500)    (1,113,100)          --
Return of subsidiary's investment ......................       800,000           --             --
                                                          ------------   ------------   ------------
NET CASH USED FOR INVESTING ACTIVITIES .................    (4,016,882)    (1,327,949)       (54,051)
                                                          ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of subsidiary's minority interest       321,496        340,904           --
Short-term borrowings ..................................          --          141,175          6,220
Repayment on short-term borrowings .....................      (193,232)       (38,156)          --
Issuance of common stock ...............................       108,486           --             --
                                                          ------------   ------------   ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES ..............       236,750        443,923          6,220
                                                          ------------   ------------   ------------
NET INCREASE IN CASH ...................................       608,301         26,840           --

CASH, beginning of year ................................        26,840           --             --
                                                          ------------   ------------   ------------
CASH, end of year ......................................  $    635,141   $     26,840   $       --
                                                          ============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies

     Business
     --------

     Profit Financial Corporation (PFC) is a holding company, whose principal operating subsidiaries are Wade Cook Seminars, Inc. (WCS), formerly known as United Support Association, Inc., which was acquired by PFC in 1995, and Lighthouse Publishing Group, Inc. WCS conducts educational investment and business seminars and produces video tapes, audio tapes, and written materials designed to teach various investment and cash flow strategies for investing in the stock market, asset protection and asset accumulation techniques or strategies, and business structuring for minimizing federal or state income taxes, deferral of income and estate taxes, development of liability protection, and elimination of the impact of probate on the transition of family owned businesses to the public. WCS also hosts an electronic bulletin board service, Wealth Information Network (WIN), which allows subscribers to log on for information related to the stock market. Lighthouse Publishing Group, Inc. publishes books on related topics. The copyrights to most seminars, video and audio tapes, and written materials are owned and controlled by Money Chef, Inc., formerly known as USA/Wade Cook Seminars, Inc., a related party. As used hereafter, "Company" refers to Profit Financial Corporation and its consolidated subsidiaries.

     Accounting principles and consolidation policy
     ----------------------------------------------

     The accompanying consolidated financial statements include the accounts of Profit Financial Corporation and its majority-owned subsidiaries. WCS has a fiscal year end of January 31, and the balances as of January 31, 1997, 1996 and 1995 have been used to prepare the consolidated financial statements as of December 31, 1996, 1995 and 1994. All significant inter-company transactions and balances have been eliminated in the consolidation.

     Use of estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

     Cash and cash equivalents
     -------------------------

     The Company considers highly liquid investments with the original maturity of three months or less to be cash and cash equivalents. Included in these amounts are money market funds of $581,558, and $41,348 as of December 31, 1996 and 1995, respectively .

     Marketable securities
     ---------------------

     Brokerage accounts are used by seminar instructors during the seminars, especially at the Wall Street Workshop, to demonstrate how to buy and sell securities using a broker. Marketable securities consist mainly of stocks and options. They have been categorized as trading securities and, as a result, are stated at market value. All changes in trading securities' fair values are reported in earnings as they occur. Realized gains and losses on the sale of securities are determined using the specific-identification method.

                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A - Summary of Significant Accounting Policies (continued)

     Inventory
     ---------

     Inventory, which consists primarily of finished goods, is valued at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property and equipment
     ----------------------

     Property and equipment are stated at cost. Depreciation is computed using the accelerated method over the estimated useful lives of the related assets for both financial reporting and tax reporting purposes. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

     Revenue recognition
     -------------------

     Tuition revenues for seminars are recognized when services are rendered. Subscription revenues for the electronic bulletin board service membership are deferred and recognized over the term of the subscription. Other revenues are recognized when finished products are shipped to customers or services have been rendered.

     Advertising costs
     -----------------

     Advertising costs are expensed when incurred.

     Income taxes
     ------------

     Income taxes are provided for tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.

     Barter transactions
     --------------------

     The Company is accounting for barter credits in accordance with APB Opinion No. 29, Accounting for Non-monetary Transactions, and EITF issue No. 93-11, Accounting for Barter Transactions, involving barter credits which presumes that the fair value of the non-monetary asset exchanged is more clearly evident than the fair value of the barter credit received, and that the barter credit should be reported at the fair value of the non-monetary asset exchanged.

     Earnings per share
     ------------------

     Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Earnings per share is computed using the treasury stock method.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B - Common Stock Split

     On August 6, 1996, the Board of Directors declared a two-for-one stock split on the Company's Class A common stock, effected in the form of a stock dividend to shareholders of record on July 15, 1996. The number of shares issued at September 10, 1996 after giving effect to the split was 6,650,442 common shares (3,325,211 common shares before the split). The effects of the stock split are accounted for in all share and per share data included in these consolidated financial statements.

Note C - Concentration of Risks

     Cash in banks, based on bank balances, exceeded federally insured limits by $574,388 and $7,851 as of December 31, 1996 and 1995, respectively. Receivables from four credit card companies aggregated approximately $376,256 and $129,188 at December 31, 1996 and 1995 respectively. The Company invests the majority of its excess cash in marketable securities. Marketable securities are carried at fair market value, which amounted to $3,801,039, and $349,206 as of December 31, 1996, and 1995, and accounted for 22% and 15% of the Company's consolidated assets as of December 1996 and 1995 respectively.

     The following table shows the percentage of revenues:

                                           1996     1995     1994
                                          ------   ------   ------

              Seminars ................      52%      53%      30%
              W.I.N. subscriptions ....      12%       7%       3%
              Entity formation services      14%      20%      50%
              Product sales ...........      22%      20%      17%

     The following table shows the states from which the Company derived over 10% of its seminar revenues:

                                            1996     1995     1994
                                           ------   ------   ------

              California ..............      15%      27%      34%
              Colorado ................       7%      11%      --
              Washington ..............      13%      13%      38%
              Nevada ..................       2%       1%      16%

Note D - Economic Dependency and Significant Risks and Uncertainties

     The Company derived a majority of its revenues solely through the sponsoring and promoting of products, seminars and services of Money Chef, Inc. One of the co-trustees of the Cook Family Trust, the shareholder of Money Chef, Inc., is the president of the Company. This individual is the named defendant of a fraud charge in the State of Arizona. The case has been successfully reduced by defense counsel from eighteen

                 PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D - Economic Dependency and Significant Risks and Uncertainties (continued)

     charges to one remaining charge. The charge is being vigorously contested by the defendant, however, defense counsel cannot predict the probability of success at this stage. A conviction of the charge could have a material financial impact on the company in the event the mass media uses the situation as a news item.

     In March 1996, the Securities and Exchange Commission (the "Commission") entered an order directing a private investigation of the Company. The Company's legal counsel has responded to the Commission's requests for documents and information on behalf of the corporation. No enforcement action has been taken, and the Commission has advised that the inquiry should not be construed as an adverse reflection on the securities involved or on any person or entity.

     The Company has also received subpoenas from the State of Washington's Department of Financial Institutions, Securities Division requesting information related to PFC, WCS and the Company's president.

Note E - Reorganization and Business Combination

     Prior to the acquisition of WCS, PFC had been operating in two different businesses for over five years, namely its farming and ranching operations in Uintah County, Utah, and its investment consulting business. On January 1, 1995, PFC transferred its ranch operations and all related assets and liabilities to Four Star, Inc. (Four Star) in exchange for all of Four Star's outstanding common stock pursuant to a plan of reorganization under the Internal Revenue Code section 368 (a)(1)(d). All of Four Star's stocks were then distributed to Yeaman Enterprises, Inc. (Yeaman) in exchange for 1,880,000 shares of the Company's stock as part of the reorganization. The consolidated financial statements for the periods presented have been restated to exclude the accounts related to the ranch operations.

     The following assets and liabilities were transferred to Four Star in the reorganization:

                  Cash                             $       5,266
                  Receivables                            277,944
                  Inventories                            113,445
                  Securities                             335,333
                  Property and equipment               1,433,642
                  Accounts payable                         1,588
                  Accrued expenses                        61,257
                  Long-term debt                         380,986

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note E - Reorganization and Business Combination (continued)

     The condensed financial positions of PFC before and after the transfer are as follows:

                                   December 31, 1994       Transfer      January 1, 1995
                                   -----------------   ---------------   ---------------
                                       (unaudited)

     Cash .......................  $         5,266     $         5,266   $          --
     Receivables ................          277,944             277,944              --
     Inventory ..................          113,445             113,445              --
     Property and Equipment .....        1,433,642           1,433,642              --
     Investment in land .........          247,500                --             247,500
     Investment in securities ...          461,333             335,333           126,000
                                   -----------------   ---------------   ---------------

     TOTAL ASSETS ...............  $     2,539,130     $     2,165,630   $       373,500
                                   =================   ===============   ===============

     Long-term debt .............  $       380,986     $       380,986   $          --
     Accounts payable ...........           13,321               1,588            11,733
     Accrued expenses ...........           72,295              61,257            11,038
                                   -----------------   ---------------   ---------------
     TOTAL LIABILITIES ..........          466,602             443,831            22,771
                                   -----------------   ---------------   ---------------

     Common stock ...............           31,991              18,800            13,191
     Additional paid-in capital .        4,093,794           3,578,056           515,738
     Retained earnings ..........       (2,053,257)         (1,875,057)         (178,200)
                                   -----------------   ---------------   ---------------
     TOTAL SHAREHOLDERS'
     EQUITY .....................        2,072,528           1,721,799           350,729
                                   -----------------   ---------------   ---------------

     TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY .......  $     2,539,130     $     2,165,630   $       373,500
                                   =================   ===============   ===============

     On April 1, 1995, PFC acquired all of the outstanding shares of common stock of WCS for 1,880,000 shares of the common stock of PFC. The transaction has been accounted for as pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of WCS. Net sales and net income of the separate companies for the periods preceding the acquisition were as follows:

                                                           Net Sales  Net Income
                                                           ---------  ----------

     Three months ended March 31, 1995 (unaudited):
          PFC                                                     -          -
          WCS                                                944,061    106,012
                                                           ---------  ----------
          Combined                                           944,061    106,012
                                                           ---------  ----------

     Year ended December 31, 1994: (unaudited)
          PFC                                                713,842   (432,864)
          WCS                                              1,973,145    (17,530)
                                                           ---------  ----------
          Combined                                         2,686,987   (450,394)
                                                           ---------  ----------

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F - Related Party Transactions

     The Company entered into a product agreement with Money Chef, Inc. to obtain the rights to promote and sponsor seminars, entity formation services and products owned and controlled by Money Chef, Inc. for royalty payments ranging from ten to fifty percent of gross sales. Royalty expenses totaled $4,366,183, $755,500, and $82,923 for the years ended December 31, 1996, 1995 and 1994 respectively. $48,781 of royalties were prepaid as of December 31, 1996 and $136,238 of royalties was owed as of December 31, 1995. Money Chef, Inc. has opted to receive royalties of the minimum percentage of revenue for all of the three years.

     The Company obtained services from seminar speakers provided by companies owned by officers of the Company. Total speaker fees paid to such companies totaled $131,337 for the year ended December 31, 1996 and none for years 1995 and 1994. There were no additional amounts due to such companies as of December 31, 1996 and 1995.

     Due from related parties in the amount of $663,401 represents advances from the following:

     Name of Related             Company's Percentage
     Parties                         of Ownership           Amount
     --------------------------  --------------------  ---------------

     Crossroad Northwest, LP               0%              $ 637,401
     Five Star Consulting, Inc.            0%                 25,000
     Total Hoteliers, LP                   0%                  1,000
                                                       ---------------
              Total                                        $ 663,401
                                                       ===============

Note G - Marketable Securities

     The net unrealized gain (loss) in trading securities that has been included in earnings during the period amounted to $92,711, $88,719, and $(1,616) for the years ended December 31, 1996, 1995, and 1994 respectively.

Note H - Receivables

     Following is a summary of receivables:

                                              December 31,
                                            1996       1995
                                        ----------  ----------

     Trade and credit card receivables  $  848,282  $  129,188
     Installment notes ...............   1,714,802     106,904
     Notes receivable from officer ...     249,604        --
     Due from related parties ........     663,401        --
     Other ...........................      11,378       1,611
                                        ----------  ----------
     Total ...........................  $3,487,467  $  237,703
                                        ==========  ==========

     Management estimates that substantially all receivables are collectible.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I - Property and Equipment

     The following is a summary of property and equipment:

                                            December 31,
                                        1996          1995
                                     -----------   -----------

     Land .........................  $   532,000   $    27,470
     Building .....................    4,183,361       109,882
     Equipment ....................    1,270,583       218,555
     Automobiles ..................      828,604          --
     Furniture and fixtures .......      681,425        52,793
     Leasehold improvements .......         --          25,090
                                     -----------   -----------
                                       7,495,973       433,790
     Less: Accumulated depreciation     (360,768)      (88,779)
                                     -----------   -----------
     Total ........................  $ 7,135,205   $   345,011
                                     ===========   ===========

     Depreciation expense charged to operations was $344,991, $38,816 and $30,663 in December 31, 1996, 1995, and 1994, respectively.

Note J - Non-Marketable Investments and Accounting Changes

     Non-marketable investments consists of investments in venture capital partnerships and private companies, and 99 lots of land in a recreational development in the County of Antrim, Michigan. The estimated non-marketable investments approximated the carrying amount at December 31, 1996 and 1995. The fair values of investments in venture capital partnerships and private companies were estimated based on financial condition and operating results, or other pertinent information. No dividends were received from non-marketable investments during the years shown.

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of in 1995. The Company recorded a non-cash pre-tax charge of $99,000 for the year ending December 31, 1995 to write-down the carrying value of the land investment in the County of Antrim, Michigan. The Company considers the sale prices of comparable lots in the recreational development project as indicators of fair value.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K - Long-Term Debt

     The following is a summary of long-term debt:

                                                                           December 31,
                                                                        1996          1995
                                                                     -----------   -----------

     Unsecured note payable to unrelated party, due
     in monthly installments of $11,100, bears interest
     at 21% per annum .............................................  $      --     $    70,000

     Unsecured note payable to unrelated party, due in
     monthly installments of $1,000, bears interest at 20%
     per annum ....................................................         --           6,204

     Automobile loan payable to a credit union assumed by
     the company on behalf of an employee, due December
     2003, bears interest at 9.25% per annum ......................       36,178          --

     Unsecured note payable to a related party, originally
     due October 15, 1996, bears interest at 10% per annum ........       19,000        19,000

     Unsecured note payable to a related party, originally
     due October 15, 1996; bears interest at 10% per annum ........       45,000        45,000

     Mortgage payable, secured by land and building, due in monthly installments of principal and interest of $50,000 from
     September 1, 1996 through August 1, 1997, $100,000 from
     September 1, 1997 to February 1, 1999 and $555,862 on March 1,
     1999, includes interest
     at 9% per annum ..............................................    2,393,292          --

     Mortgage payable, secured by land and building, due
     in monthly installments of $1,067, bears interest at
     10% per annum ................................................         --         118,735
                                                                     -----------   -----------

            Total Debt ............................................  $ 2,493,470   $   258,939

     Less: Current maturities
            others ................................................     (660,708)      (77,175)
            related parties .......................................      (19,000)      (19,000)
            officer ...............................................      (45,000)      (45,000)
                                                                     -----------   -----------

     Total Long Term Debt .........................................  $ 1,768,762   $   117,764
                                                                     ===========   ===========

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K - Long-Term Debt (continued)

     The following are maturities of long-term debt for each of the next five years:

                  1997                          $  724,708
                  1998                           1,091,782
                  1999                             655,498
                  2000                               4,954
                  2001                               5,432
                  Thereafter                        11,096
                                                ----------

                  Total                         $2,493,470
                  Less: Current long-term debt     724,708
                                                ----------
                                                $1,768,762
                                                ==========

Note L - Prepaid Advertising

     In 1995, the Company entered into an agreement with Associated Reciprocal Traders, Ltd. (ART) to purchase from ART 20,000 Investor Relations-Advertising-Infomercial radio air time spots, priced at $25 per ad spot, per station, for a sum total of $500,000. In payment of the foregoing, the Company issued 100,000 shares of common stock to ART in January 1996. The prepaid advertising is shown as a reduction of shareholders' equity rather than as an asset.

Note M - Disclosures About Fair Value of Financial Instruments

     Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, as part of a continuing process by the FASB to improve information regarding financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and cash equivalents-The carrying amount of cash and cash equivalents approximates its fair value.

     Marketable securities - The fair value of marketable securities were estimated based on quotes obtained from brokers for those instruments.

     Non-Marketable Investments - The fair value of non-marketable investments is determined by financial positions of the investee companies and market conditions.

     Margin loans in investment accounts - The carrying amount of margin loans approximates its fair value.

     Long-Term Debt - The fair values of the Company's long-term debt either approximates fair value or estimates using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M - Disclosures About Fair Value of Financial Instruments (continued)

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows:

                                           1996                    1995
                                  ----------------------  ----------------------
                                   Carrying      Fair      Carrying      Fair
                                    Amount      Value       Amount      Value
                                  ----------  ----------  ----------  ----------

     Cash and cash equivalents .  $  635,141  $  635,141  $   26,840  $   26,840
     Marketable securities .....   3,801,039   3,801,039     349,206     349,206
     Non-marketable  investments     522,600     522,600   1,235,100   1,235,100
     Margin loans in investment
          accounts .............   1,103,936   1,103,936        --          --
     Long-term debt ............   1,768,762   1,768,762     117,764     117,764

     The carrying amounts in the table are included in the balance sheet under the indicated captions.

Note N - Lease and Other Commitments

     Operating lease commitments are primarily for office space. Rental expense amounted to $294,918, $109,133 and $70,314 for the years ended December 31, 1996, 1995, and 1994 respectively. Future minimum rental commitments are as follows:

           1997     $ 46,098
           1998       46,098
           1999       46,098
           2000        7,683
                    --------
           Total    $145,977
                    ========

     The Company entered into an employment agreement in January, 1997, with one of its executive officers. The agreement provided for a minimum salary plus incentive bonuses which are payable if specified management goals are attained. The agreement also gives the officer the right to purchase 80,000 shares at $1.50 per share through 1999 at 20,000 shares per year. The options may be exercised within a ten year period from the date of vesting.

     The Company entered into agreements in 1996 with two contracting companies to make improvements on its office building in Seattle, Washington. Total commitments on future payments was approximately $375,000 as of December 31, 1996.

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note O - Income Taxes

     Provisions for income taxes in the consolidated statements of income consist of the following components:

                                 Years ended December 31,
                            1996          1995          1994
                         -----------   -----------   -----------

     Current
     ------------------
     Federal ..........  $ 2,321,968   $   183,200   $      --
     State ............         --            --            --
     Other States .....       55,000          --            --
                         -----------   -----------   -----------
                           2,376,968       183,200          --
                         -----------   -----------   -----------
     Deferred
     ------------------
     Federal ..........     (775,724)          540        (7,880)
     State ............         --            --            --
                         -----------   -----------   -----------
                            (775,724)          540        (7,880)
                         -----------   -----------   -----------

     Total income taxes  $ 1,601,244   $   183,740   $    (7,880)
                         ===========   ===========   ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the company's deferred tax assets and liabilities are as follows:

                                                December 31,
     Deferred tax assets:                     1996      1995
                                            --------  --------

     Unrealized gain on trading securities  $ 79,192  $  7,340
     Deferred revenues ...................   806,294      --
     State income tax ....................    19,250      --
                                            --------  --------
     Total deferred tax assets ...........   904,736     7,340
                                            --------  --------
     Deferred tax liabilities:
     Accelerated depreciation ............    61,691      --
     State income tax ....................    59,981      --
                                            --------  --------
     Total deferred liabilities ..........   121,672      --
                                            --------  --------

     Net Deferred tax asset ..............  $783,064  $  7,340
                                            ========  ========

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note O - Income Taxes (continued)

     The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                 1996       1995       1994
                                               --------   --------   --------

     Federal income tax rate ................     35.0%      35.0%      35.0%
     Unrealized gain on trading securities ..      1.7        1.8        --
     Deferred revenues ......................     17.3        --         --
     Accelerated depreciation ...............     (1.3)       --         --
     Capitalized interest ...................     (1.3)       --         --
     State income tax .......................      0.4        --         --
                                               --------   --------   --------
     Effective income tax rate ..............     51.8%      36.8%      35.0%
                                               ========   ========   ========

Note P - Revenues and Other Cost of Revenues

                                              Seminar     Product       Entity         WIN
                                             Revenues      Sales      Formations  Subscriptions     Total
                                           -----------  -----------  -----------  -------------  -----------

     Year ended December 31, 1996:
     Revenues, net of returns &
     discounts...........................  $23,817,315  $10,608,421  $ 3,716,528  $ 2,582,251    $40,724,515

     Other cost of revenues:
        Cost of goods sold ..............         --      5,017,027         --           --        5,017,027
        Credit card fees ................      556,663      247,942       86,864       60,353        951,822
        Cost of meeting rooms ...........    1,488,212         --           --           --        1,488,212
        Speaker fees ....................    1,373,855         --        764,312         --        2,138,167
        Travel ..........................    1,383,464         --        206,724         --        1,590,188
                                           -----------  -----------  -----------  -------------  -----------

             Total ......................  $ 4,802,194  $ 5,264,969  $ 1,057,900  $    60,353    $11,185,416
                                           -----------  -----------  -----------  -------------  -----------

     Year ended December 31, 1995:
     Revenues, net of returns &
     discounts ..........................  $ 4,049,360  $ 1,477,200  $ 1,538,459  $   502,316    $ 7,567,335

     Other cost of revenues:
        Cost of goods sold ..............         --      1,121,336         --           --        1,121,336
        Credit card fees ................       90,359       32,963       34,330       11,209        168,861
        Cost of meeting rooms ...........       99,720         --           --           --           99,720
        Speaker fees ....................      353,915      101,937      282,520         --          738,372
        Travel ..........................      357,772         --        132,327         --          490,099
                                           -----------  -----------  -----------  -------------  -----------

             Total ......................  $   901,766  $ 1,256,236  $   449,177  $    11,209    $ 2,618,388
                                           -----------  -----------  -----------  -------------  -----------

     Year ended December 31, 1994:
     Revenues, net of returns &
     discounts ..........................  $   532,422  $   331,225  $ 1,064,670  $    44,828    $ 1,973,145

     Other cost of revenues:
        Cost of goods sold ..............         --        217,355         --           --          217,355
        Credit card fees ................       12,805        7,293       23,441          987         44,526
        Cost of meeting rooms ...........       14,083         --           --           --           14,083
        Speaker fees ....................       64,279       54,017      286,986         --          405,282
        Travel ..........................       35,123         --         62,442         --           97,565
                                           -----------  -----------  -----------  -------------  -----------

             Total ......................  $   126,290  $   278,665  $   372,869  $       987    $   778,811
                                           -----------  -----------  -----------  -------------  -----------

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note Q - Dividends

     The Company did not declare or pay any dividends for the years shown in these financial statements.

Note R - Non-Monetary Transactions

     In 1995, the Company accepted a single family home subject to a mortgage balance of $119,825 from an employee in full settlement of a 10.5% note receivable with an outstanding balance of $17,661. The asset was capitalized at $137,486, and no gain or loss was charged to operations. The employee entered into an agreement with the Company to rent the property for a monthly rent of $1,300 through July 2000. Under the agreement, the employee also has an option to repurchase the property at specified amounts through July 2000. In 1996, the Company sold the property to another employee for $137,352, and received a note bearing 8% interest per annum as consideration.

     In June 1996, prior to the two-for-one stock split, the Company issued 16,000 shares of its Class A common stock at $3 per share ($1.50 per share with effect of the stock split) to various employees for subscription notes receivable. In addition, the Company issued 30,422 shares of its Class A common stock at $2.50 per share to various employees as additional employee compensation.

Note S - Supplementary Disclosure of Cash Flow Information

     The Company paid $263,285 and $25,422 in interest, and $100,000 and $78,000 in income taxes, in the years ended December 31, 1996 and 1995 respectively. No interest or income taxes were paid in the year ended December 31, 1994.

     The Company purchased a three-story commercial building in July, 1996, and relocated in January 1997. The $3,300,000 purchase was financed with a $2,550,000 mortgage with an interest rate of 9% per annum, and a down payment of $750,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Profit Financial Corporation
Seattle, Washington

The audits referred to in our report to the Board of Directors of Profit Financial Corporation and subsidiaries dated April 25, 1997, relating to the consolidated financial statements of Profit Financial Corporation and subsidiaries included the audit of schedules listed under Item 14 of Form 10-K for the years ended December 31, 1996 and 1995. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based upon our audits.

In our opinion such financial statement schedules present fairly, in all material respects, the information set forth therein.

The accompanying financial statement schedules for the year ended December 31, 1994 were not audited by us, and accordingly, we do not express an opinion on them.


                                        Certified Public Accountants

Santa Monica, California
April 25, 1997

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

           SCHEDULE 1 - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BALANCE SHEETS

                                     ASSETS

                                                               December 31,
                                                          ----------------------
CURRENT ASSETS                                               1996        1995
                                                          ----------  ----------

       Investment in subsidiary ........................  $  110,552  $  110,552
       Investment in land ..............................     148,500     148,500
       Investment in non-marketable securities .........      18,600      18,600
       Other receivables ...............................       1,378        --
       Due from subsidiary .............................      48,013        --
                                                          ----------  ----------

                 TOTAL  ASSETS .........................  $  327,043  $  277,652
                                                          ==========  ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                               December 31,
                                                          ----------------------
CURRENT LIABILITIES                                          1996        1995
                                                          ----------  ----------

       Accounts payable and accrued expenses ...........  $   22,080  $  41,396

              TOTAL LIABILITIES ........................      22,080     41,396

SHAREHOLDERS' EQUITY
       Preferred stock .................................        --         --
       Common stock ....................................      66,807     31,991
       Paid-in capital .................................   1,072,608    498,938
       Prepaid advertising .............................    (500,000)      --
       Retained earnings (deficit) .....................    (334,452)  (294,673)
                                                          ----------  ----------

              TOTAL SHAREHOLDERS' EQUITY ...............     304,963    236,256
                                                          ----------  ----------

              TOTAL LIABILITIES, MINORITY INTEREST,
              AND SHAREHOLDERS' EQUITY .................  $  327,043  $ 277,652
                                                          ==========  ==========

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                  Year ended December 31,
                                            -----------------------------------
                                               1996         1995         1994
                                            ---------    ---------    ---------
                                                                     (unaudited)

INTEREST INCOME .........................   $   2,013    $    --      $    --

GENERAL AND ADMINISTRATIVE EXPENSES .....     (41,792)     (18,625)        --

LOSS ON NON-MARKETABLE SECURITIES .......        --       (107,400)    (178,200)
IMPAIRMENT OF LONG-LIVED ASSETS .........        --        (99,000)        --
                                            ---------    ---------    ---------

   INCOME (LOSS) BEFORE INCOME TAXES ....     (39,779)    (225,025)    (178,200)

PROVISION FOR INCOME TAXES ..............        --           --           --
                                            ---------    ---------    ---------

   NET LOSS .............................   $ (39,779)   $(225,025)   $(178,200)

ACCUMULATED DEFICIT, BEGINNING ..........    (294,673)    (178,200)        --

ISSUANCE OF COMMON STOCK IN EXCHANGE
  FOR INVESTMENT IN SUBSIDIARY ..........        --        108,552         --
                                            ---------    ---------    ---------

ACCUMULATED DEFICIT, ENDING .............   $(334,452)   $(294,673)   $(178,200)
                                            =========    =========    =========

                  PROFIT FINANCIAL CORPORATION AND SUBSIDIARIES

     SCHEDULE 1 - CONDENSED FINANCIAL INFORMATION OF REGISTRANT (continued)

STATEMENTS OF CASH FLOWS
                                                             Years ended December 31,
                                                        ---------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                      1996        1995        1994
                                                        ---------   ---------   ---------
                                                                               (unaudited)

Net income (loss) ....................................  $ (39,779)  $(225,025)  $(178,200)
Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Impairment of long-lived assets ...............       --        99,000        --
       Loss on investment in non-marketable securities       --       107,400     178,200
Changes in assets and liabilities:
       Receivables ...................................     (1,378)       --          --
       Due from subsidiary ...........................    (48,013)       --          --
       Accounts payable and accrued expenses .........    (19,316)     18,625        --
                                                        ---------   ---------   ---------
TOTAL ADJUSTMENTS ....................................    (68,707)    225,025     178,200
                                                        ---------   ---------   ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES ............   (108,486)    225,025     178,200
                                                        ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:

Issuance of common stock .............................    108,486        --          --
                                                        ---------   ---------   ---------

NET INCREASE IN CASH .................................       --          --          --

CASH, beginning of year ..............................       --          --          --
                                                        ---------   ---------   ---------

CASH, end of year ....................................  $    --     $    --     $    --
                                                        =========   =========   =========

                                 SMITH & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS OF:
AMERICAN INSTITUTE OF                              10 WEST 100 SOUTH, SUITE #700
    CERTIFIED PUBLIC ACCOUNTANTS                   SALT LAKE CITY, UTAH  84101
UTAH ASSOCIATION OF                                TELEPHONE:   (801) 575-8297
    CERTIFIED PUBLIC ACCOUNTANTS                   FACSIMILE:   (801) 575-8306

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Profit Financial Corporation
Salt Lake City, Utah

We have audited the balance sheet of Profit Financial Corporation as of December 31, 1994, and the related statements of operations, stockholders' equity and cash flows, for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Profit Financial Corporation as of December 31, 1993, were audited by other auditors whose report dated March 31, 1994, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Profit Financial Corporation as of December 31, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principals.




                                        Certified Public Accountants

Salt Lake City, Utah
May 15, 1995

                                 PROFIT FINANCIAL CORPORATION
                                        BALANCE SHEET
                                  DECEMBER 31, 1994 AND 1993
                                                                           December 31,
                                                                      ----------------------
                                                                         1994        1993
                                                                      ----------  ----------

ASSETS

CURRENT ASSETS
         Cash ......................................................  $    5,266  $   11,344
         Trade credits (Note 1) ....................................       9,198      39,929
         Account Receivable - related party (Note 8) ...............     120,000       - 0 -
         Investment securities (Note 4) ............................     262,000       - 0 -
         Inventories - cattle and feed (Note 1) ....................     113,445     252,214
                                                                      ----------  ----------
                                                TOTAL CURRENT ASSETS     509,909     303,487

PROPERTY AND EQUIPMENT - AT
         COST (NOTE 1) .............................................   1,433,642   1,093,492

OTHER ASSETS
         Investment securities (Note 4) ............................     199,333   1,142,439
         Account Receivable - related party (Note 8) ...............     148,746       - 0 -
         Investment - land (Note 5) ................................     247,500     247,500
                                                                      ----------  ----------
                                                                         595,579   1,389,939
                                                                      ----------  ----------

                                                                      $2,539,130  $2,786,918
                                                                      ==========  ==========
See Notes to Financial Statements.

                                       PROFIT FINANCIAL CORPORATION
                                         BALANCE SHEET (CONTINUED)
                                        DECEMBER 31, 1994 AND 1993
                                                                                       December 31,
                                                                                -------------------------
                                                                                    1994          1993
                                                                                -----------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
         Accounts payable - trade ............................................  $    13,321   $    36,145
         Current maturities of long-term
              debt (Note 6) ..................................................      106,281       171,408
         Accrued interest ....................................................       34,574        26,297
         Accrued property taxes ..............................................       25,741         - 0 -
         Accrued payroll and payroll taxes ...................................       11,980         7,709
                                                                                -----------   -----------
                                           TOTAL CURRENT LIABILITIES .........      191,897       241,559

LONG-TERM DEBT (NOTE 6) ......................................................      274,705       446,860
                                                                                -----------   -----------
                                                   TOTAL LIABILITIES .........      466,602       688,419
                                                                                -----------   -----------

STOCKHOLDERS' EQUITY
         Preferred stock - Authorized 5,000,000
              shares at $10 par value, none issued
              and outstanding (Note 2) .......................................        - 0 -         - 0 -

         Common stock - Authorized 20,000,000 shares at $.01 par value; issued and outstanding 3,199,211 shares at
              December 31, 1994 and 1993 (Note 2) ............................       31,991        31,991

         Additional paid-in capital ..........................................    4,093,794     6,220,461
         Less stock subscription receivable
              (Note 3) .......................................................        - 0 -    (2,200,000)
         Accumulated deficit .................................................   (2,053,257)   (1,620,393)
         Accumulated unrealized losses on equity
              securities (Note 4) ............................................        - 0 -      (333,560)
                                                                                -----------   -----------
                                           TOTAL STOCKHOLDERS EQUITY .........    2,072,528     2,098,499
                                                                                -----------   -----------

                                                                                $ 2,539,130   $ 2,786,918
                                                                                ===========   ===========

See Notes to Financial Statements.

                                 PROFIT FINANCIAL CORPORATION
                                   STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                                                            Year Ended
                                                                           December 31,
                                                                      ---------------------
                                                                        1994        1993
                                                                      ---------   ---------

REVENUE (NOTE 7) ...................................................  $ 713,842   $ 727,974

COST OF REVENUE ....................................................     32,579     146,727
                                                                      ---------   ---------

GROSS PROFIT .......................................................    681,263     581,247
                                                                      ---------   ---------
OPERATING EXPENSES

         General and administrative expenses .......................     12,657      81,211
         Depreciation ..............................................    136,721      34,828
                                                                      ---------   ---------

                                            TOTAL OPERATING EXPENSES    149,378     116,039
                                                                      ---------   ---------

         Net Income from operations ................................    531,885     465,208
                                                                      ---------   ---------
OTHER EXPENSES

         Net loss on securities:
              Realized .............................................   (668,786)    (57,633)
              Unrealized ...........................................   (230,600)      - 0 -
         Interest expense ..........................................    (65,363)    (56,410)
                                                                      ---------   ---------

                                                TOTAL OTHER EXPENSES   (964,749)   (114,043)
                                                                      ---------   ---------

Net Income (Loss) Before Income Taxes ..............................   (432,864)    351,165

Provision for Income Taxes (Note 1) ................................      - 0 -       - 0 -
                                                                      ---------   ---------

NET INCOME (LOSS) ..................................................  $(432,864)  $ 351,165
                                                                      =========   =========
NET INCOME (LOSS) PER SHARE OF COMMON
         STOCK (NOTE 1) ............................................  $    (.14)  $     .14
                                                                      =========   =========

See Notes to Financial Statements.

                                  PROFIT FINANCIAL CORPORATION
                                    STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                                                                Year Ended
                                                                               December 31,
                                                                          ---------------------
                                                                             1994        1993
                                                                          ---------   ---------

CASH FLOWS FROM OPERATING
         ACTIVITIES

Net Income (loss) ......................................................  $(432,864)  $ 351,165

Adjustments to Reconcile Net Income to
         Net Cash Used in Operating Activities:

         Adjustments to reconcile net income (loss) to net cash provided
            (required) by operating activities:
              Equity securities received for fees and
                  other trades .........................................      - 0 -    (204,200)
              Loss - Universal Prosperity (Note 1) .....................      - 0 -      37,692
              Consulting fees ..........................................   (211,254)      - 0 -
              Loss on investment securities ............................    922,431       - 0 -
              Investment valuation .....................................    165,568       - 0 -
              Depreciation .............................................    136,721      34,828
              Decrease (Increase) in:
                  Inventories ..........................................    138,769     (55,344)
                  Trade credits ........................................     30,731      (1,208)
                  Accounts receivable - related party ..................   (268,746)      - 0 -

              Increase (Decrease) in:
                  Accrued interest .....................................      8,277     (14,018)
                  Accrued property taxes ...............................     25,741       - 0 -
                  Accrued payroll taxes ................................      4,271       1,151
                  Accounts payable .....................................    (22,824)      2,693
                                                                          ---------   ---------

                  NET CASH PROVIDED BY
                  OPERATING ACTIVITIES .................................    496,821     152,759
                                                                          ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES

         Acquisition of equipment and cattle - Ranch ...................   (476,871)    (91,561)
                                                                          ---------   ---------
                  NET CASH USED BY
                  INVESTING ACTIVITIES .................................   (476,871)    (91,561)
                                                                          ---------   ---------
See Notes to Financial Statements.

                                PROFIT FINANCIAL CORPORATION
                            STATEMENTS OF CASH FLOWS (CONTINUED)
                       FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                                                           Year Ended
                                                                          December 31,
                                                                      ---------------------
                                                                        1994        1993
                                                                      ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES

         Proceeds from related party loans .........................  $ 166,016   $ 171,814
         Principal payments on related party loans .................    (80,964)   (164,112)
         Proceeds from long-term borrowings ........................     18,347       - 0 -
         Principal payments on long-term
              borrowings ...........................................   (129,427)    (59,146)
                                                                      ---------   ---------

                                                NET CASH FLOWS FROM
                                                FINANCING ACTIVITIES    (26,028)    (51,444)
                                                                      ---------   ---------

NET INCREASE (DECREASE) IN CASH ....................................     (6,078)      9,754

CASH AT BEGINNING OF PERIOD ........................................     11,344       1,590
                                                                      ---------   ---------

CASH AT END OF PERIOD ..............................................  $   5,266   $  11,344
                                                                      =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
         INFORMATION

Cash paid for interest .............................................  $  57,086   $  70,428
                                                                      =========   =========

SCHEDULE OF NONCASH TRANSACTIONS

1994

Rescinded stock subscription agreement entered into in 1993 - 733,333 shares of common stock for $2,000,000 (see Note 3).

Issued 733,333 shares of common stock for 733,333 shares of Yeaman Enterprises, Inc. (a related party) at a value of $73,333.

See Notes to Financial Statements.

                          PROFIT FINANCIAL CORPORATION
                      STATEMENTS OF CASH FLOWS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

SCHEDULE OF NONCASH TRANSACTIONS (CONTINUED)

1993

Received 250,000 shares of Parkside Industries, Inc., for services rendered valued at $250,000.

Traded equity securities for other equity securities and payments on land and expenses as follows:

          Received - 110,000 shares of Panorama..............  $   79,200
          Payment on land....................................      25,000
          Payment on expenses................................      25,000
          Loss on exchange...................................      20,800
                                                               ----------
                                                               $  150,000

          Traded 150,000 shares of
              Parkside Industries, Inc. .....................  $  150,000
                                                               ==========

          Issuance of 733,333 shares of
              common stock in exchange for
              stock subscription receivable (Note 3).........  $2,200,000
                                                               ==========

See Notes to Financial Statements.

                                                PROFIT FINANCIAL CORPORATION
                                             STATEMENTS OF STOCKHOLDERS' EQUITY
                                       FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993
                                                                                            Unrealized
                                               Common Stock                Additional       Losses on
                                    ---------------------------------      Paid - in          Equity          Accumulated
                                         Shares            Amount           Capital         Securities          Deficit
                                    ---------------   ---------------   ---------------   ---------------   ---------------

Balances -
         December 31, 1992 .......        2,730,878   $        27,308   $     5,016,252   $      (556,160)  $    (1,971,558)

Issuance of common
         stock in exchange
         for subscription
         receivable (Note 3) .....          733,333             7,333         2,192,667             - 0 -             - 0 -

Net unrealized gain
         on non-current equity
         securities ..............            - 0 -             - 0 -             - 0 -           222,600             - 0 -

Return of common
         stock (Note 1) ..........         (265,000)           (2,650)         (988,458)            - 0 -             - 0 -

Net income for the
         year ended
         December 31, 1993 .......            - 0 -             - 0 -             - 0 -             - 0 -           351,165
                                    ---------------   ---------------   ---------------   ---------------   ---------------

Balances -
         December 31, 1993 .......        3,199,211            31,991         6,220,461          (333,560)       (1,620,393)

Rescission of stock
         subscription agreement ..         (733,333)           (7,333)       (2,192,667)            - 0 -             - 0 -

Issuance of common stock
         for investment securities          733,333             7,333            66,000

Reverse unrealized losses on
         equity securities .......                                                                333,560

Net loss for the
         year ended
         December 31, 1994 .......                                                                                 (432,864)
                                    ---------------   ---------------   ---------------   ---------------   ---------------

Balances -
         December 31, 1994 .......        3,199,211   $        31,991   $     4,093,794   $         - 0 -   $    (2,053,257)
                                    ===============   ===============   ===============   ===============   ===============

See Notes to Financial Statements.

                          PROFIT FINANCIAL CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies reflect industry practices and conform to generally accepted accounting principles. The following policies are considered to be significant:

Accounting Method
-----------------

The accompanying financial statements have been prepared on the accrual method using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. All assets are listed at historical cost.

Inventories
-----------

Inventories consist of cattle, not retained for expansion or replacement of the breeding herd and feed. The inventories are stated at the lower of cost or market.

Investment Securities
---------------------

Investments are stated at market value in accordance with a new financial accounting standard which become effective in 1994 (FAS 115). The securities were stated at the lower of aggregate cost or market in 1993. Any change in value of investments after 1993 will be reflected in the statement of operations as an adjustment of investments to market value.

Investment securities include the Company's investment in common stock of companies recorded at fair market value (see Note 4). Classification as current or non-current is based on the Company's intent to hold or sell the securities within one year.

Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation is provided using the straight-line and declining balance recovery system methods over the estimated useful lives of 5 to 31 years.

                                                      December 31,  December 31,
                                                          1994          1993
                                                      ------------  ------------

Land ...............................................  $    625,000  $    625,000
Cattle - breeding ..................................       621,975       254,655
Machinery and equipment ............................       709,413       613,818
Building and improvements ..........................       107,678       107,678
                                                      ------------  ------------
                                                         2,064,066     1,601,151
Less:  Accumulated depreciation ....................       630,424       507,659
                                                      ------------  ------------

Total property and equipment - net .................  $  1,433,642  $  1,093,492
                                                      ============  ============

Depreciation was $136,721 for the year ended December 31, 1994 and $34,828 for the year ended December 1993.

Income Taxes
------------

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes. Since the Company has net operating loss carryovers that exceed taxable income, no provision for federal and state income taxes has been made.

                          PROFIT FINANCIAL CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company reports income and losses for financial reporting and income tax purposes on the accrual method of accounting in accordance with Financial Accounting Standards ("FAS") No. 109 with the cumulative effects reflected in the year ended December 31, 1993. FAS 109 requires deferred tax balances to be adjusted to reflect the tax rates in effect when those amounts are expected to become payable or refundable.

The Company has net operating loss carryovers that will expire as follows:

                            Federal                   Utah
                     ----------------------  ----------------------
           Year of     Year of                 Year of
            loss     expiration    Amount    expiration    Amount
         ----------  ----------  ----------  ----------  ----------

            1982        1997     $  280,632              $
            1984        1999        270,361
            1985        2000        144,038
            1986        2001        194,610
            1987        2002        306,722
            1988        2003        257,740
            1989        2004         42,995
            1990        2005         87,285     1995         87,185
            1992        2007         57,008     1997         56,808
            1994        2009        202,264     2009        202,164
                                 ----------              ----------

                                 $1,843,655              $  346,157
                                 ==========              ==========

Due to the Company's history of losses, there is not a sufficient basis for making an estimate of future income. At December 31, 1994, the Company has not recorded a deferred tax asset. There may be a deferred tax asset, but the amount, if any, cannot be determined at this time and therefore has been reserved 100%.

Trade Credits
-------------

On July 10, 1992, the Company exchanged equity securities for trade credits in ITEX Barter Systems, Inc., a national barter organization, in the amount of $150,000. Since that time $140,803 of the credits have been used in the Company's operations, or for use in other trades.

The Company is accounting for the barter credits in accordance with APB Opinion No. 29, Accounting for Nonmonetary Transactions and EITF Issue No. 23-11, Accounting for Barter Transactions Involving Barter Credits which presumes that the fair value of the nonmonetary asset exchanged is more clearly evident than the fair value of the barter credits received, and that the barter credits should be reported at the fair value of the nonmonetary asset exchanged.

Statements of Cash Flows
------------------------

The cash flows reported include cash equivalents resulting from the receipts, sales and exchanges of assets that have been used in the ordinary course of business which were reported at fair value on the dates of the trades.

Rescission of the Purchase of a KOA Campground
----------------------------------------------

During 1991, a wholly owned subsidiary, Universal Prosperity, Inc., purchased the land, buildings and improvements, comprising a KOA campground in Knox County Chancery Court, State of Michigan. The purchase was effected by the transfer of 265,000 shares of the Company, owned by Universal Prosperity, Inc., and the assumption of certain mortgage notes due against the KOA Campground assets. Since that time, the Company combined the operations of the two corporations in consolidated financial statements.

Effective December 30,1993, the purchase of the KOA Campground was rescinded and the Company stock cancelled, by notice to the transfer agent, which resulted in a loss of $37,692. On this date the Company also returned the stock of Universal Prosperity, Inc.

                          PROFIT FINANCIAL CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Rescission of the Purchase of a KOA Campground (continued)
----------------------------------------------------------

For purposes of these reports, the financial statements have been prepared eliminating the operations of Universal Prosperity, Inc., and therefore, the financial statements have been restated for 1993.

Earnings Per Share
------------------

Earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year which was 3,199,211 for the year ended December 31, 1994 and 2,463,228 for the year ended December 31, 1993. Primary and fully diluted earnings per share are the same.

Dividend Policy
---------------

The Company has not yet adopted a policy regarding payment of dividends on its common or preferred stock.

2. CAPITALIZATION

On September 10, 1991, the Company completed a 5 for 1 reverse stock split by majority vote of the shareholders. The outstanding common stock of 9,623,392 shares was reduced (5 for 1) to 1,924,677 shares. In addition, the authorized capital stock of the Company was divided into two classes: Common stock of 20,000,000 shares at par value of $.01 per share; and Preferred stock of 5,000,000 shares at par value of $10 per share. Also, on September 10, 1991, the Company changed its name from Profiteer Corporation to Profit Financial Corporation. At present, the Company has no plans for the issuance of its preferred stock.

3. STOCK SUBSCRIPTION RECEIVABLE

The Company issued 1,000,000 shares of its common capital stock in exchange for a stock subscription receivable dated February 1, 1993 and due 18 months after issue. The subscription was revised December 12, 1993 with a reduction in shares to 733,333.

The terms of the revised subscription receivable provided for a non-refundable monthly payment of $9,167 until $2,000,000 has been paid. The Company had agreed to add additional shares to the agreement in the event that the market value of the shares decreased by more than 20% below $3 a share.

The agreement was cancelled on June 17, 1994.

4. INVESTMENT SECURITIES

Investment securities (restricted as to trading) are stated at the lower of cost or market at December 31, 1993. The cost of these investments exceeded market value by $333,560 at December 31, 1993. During 1992, $112,100 of the unrealized loss was due to de-listing of certain investment securities. Since market quotes were not available, the values were assumed to be zero and therefore recorded as a permanent impairment of value and the amount was deducted in the statement of operations during 1992. These securities were sold during 1993 for a nominal amount. The balance of the unrealized losses was recorded as a reduction in stockholders' equity.

                          PROFIT FINANCIAL CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1994


4. INVESTMENT SECURITIES (CONTINUED)

                                       Original   Adjustment to   Market Value
         Company             Shares      Cost      Market Value     12/31/94
-------------------------  ---------  ---------   -------------   ------------
Current:
  ITEX ..................    131,000  $ 314,400   $     (52,400)  $    262,000
Long-term:
  Arrow Management ......    200,000    304,200        (178,200)       126,000
  Yeaman Enterprises ....    733,333     73,333           - 0 -         73,333
                                      ---------   -------------   ------------

  TOTAL .................  $ 691,933  $(230,600)  $     461,333
                                      =========   =============   ============

5. INVESTMENT - LAND

The land held by the Company consists of 99 lots in a recreational development. The value was determined by the trading prices of lots, as furnished by the project managers.

6. NOTES PAYABLE

The Company had notes payable consisting of the following:

                                                                                December 31,   December 31,
                                                                                    1994           1993
                                                                                ------------   ------------

Note payable to FHA, a government agency,
         payable at $15,246 per year, including
         interest at 9.75% per annum.  Secured
         by real property ....................................................  $      - 0 -   $     12,857

Note payable to the Department of Agriculture, a government agency, payable
         $10,448 per year, including interest at 9.9% per annum ..............
         Secured by real property ............................................        43,020         51,943

Note payable to equipment dealers, payable
         $23,043 per year, including interest at
         12.4% per annum.  Secured by equipment ..............................        50,456         60,986

Note payable to an individual, payable $78,770 per year plus accrued interest, payments to begin May 1, 1993 and continuing through May 1,
         1997. Interest to begin on January 9, 1992 at 8% per annum on the unpaid
         balance, Secured by cattle and equipment ............................       236,310        315,080

Note payable to related company, interest at 8.5%,
         unsecured ...........................................................         - 0 -         11,000

Note payable to a related individual, interest at 8.5%,
         unsecured ...........................................................        18,200         10,200

Note payable to a related company, interest at 8.5%,
         unsecured ...........................................................        33,000          - 0 -

Note payable to a related company, interest at 8.5%,
         unsecured ...........................................................         - 0 -        156,202
                                                                                ------------   ------------
                                                                                     380,986        618,268
Less current maturities ......................................................      (106,281)      (171,408)
                                                                                ------------   ------------

Total Long-term Debt .........................................................  $    274,705   $    446,860
                                                                                ============   ============

                          PROFIT FINANCIAL CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1994


6. NOTES PAYABLE (CONTINUED)

Maturities of notes payable are as follows for the next five years:

                        Years Ended
                        December 31,
                        ------------

                            1995            $106,281
                            1996             106,556
                            1997             102,236
                            1998              14,714
                            1999               - 0 -
                         Thereafter           51,199
                                            --------
                                            $380,986
                                            ========

7. REVENUE SOURCES

The Company has two significant revenue sources which are summarized by type in the following statements of operations.


FOR THE YEAR ENDED DECEMBER 31, 1994:
                                                                                                       Ranch           Service and
                                                                                       Total         Operations      Consulting Fees
                                                                                  ---------------  ---------------   ---------------

Sales and fee income ...........................................................  $       713,842  $       136,175   $       577,667
Cost of sales and ranch operations .............................................           32,579           32,579             - 0 -
                                                                                  ---------------  ---------------   ---------------
Gross profit ...................................................................          681,263          103,596           577,667
                                                                                  ---------------  ---------------   ---------------
Operating expenses
         General and administrative ............................................           12,657            4,000             8,657
         Depreciation ..........................................................          136,721          136,721             - 0 -
                                                                                  ---------------  ---------------   ---------------
                                Total Operating Expenses .......................          149,378          140,721             8,657
                                                                                  ---------------  ---------------   ---------------
Net income (loss) from operations ..............................................  $       531,885  $       (37,125)  $       569,010
                                                                                  ===============  ===============   ===============

FOR THE YEAR ENDED DECEMBER 31, 1993:
                                                                                                       Ranch           Service and
                                                                                       Total         Operations      Consulting Fees
                                                                                  ---------------  ---------------   ---------------

Sales and fee income ...........................................................  $       727,974  $       120,681   $       607,293
Cost of sales and ranch operations .............................................          146,727          146,727             - 0 -
                                                                                  ---------------  ---------------   ---------------
Gross profit (loss) ............................................................          581,247          (26,046)          607,293
                                                                                  ---------------  ---------------   ---------------
Operating expenses
         General and administrative ............................................           81,211           12,000            69,211
         Depreciation ..........................................................           34,828           34,828             - 0 -
                                                                                  ---------------  ---------------   ---------------

                                Total Operating Expenses .......................          116,039           46,828            69,211
                                                                                  ---------------  ---------------   ---------------

Net income (loss) from operations ..............................................  $       465,208  $       (72,874)  $       538,082
                                                                                  ===============  ===============   ===============

                          PROFIT FINANCIAL CORPORATION
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                DECEMBER 31, 1994


7. REVENUE SOURCES (CONTINUED)

The income shown under Service and Consulting Fees was received for services rendered by the Company from several clients amounting to $577,667 for the year ended December 31, 1994 and $607,293 for the year ended December 31, 1993. Included in the $577,667 for 1994 is $480,000 from a related party. The Company contracted with a related party to provide services from January 1, 1994 through December 31, 1994 for a fee of $40,000 per month.

The nature of the Service and Consulting provided to clients consists of assistance in asset leveraging and capital expansion, reverse acquisitions and mergers.

8. RELATED PARTY TRANSACTIONS (SEE NOTE 7)

Related party transactions are outlined in the Statements of Cash Flows and are listed under Schedule of Non-Cash Transactions.

At December 31, 1994, $268,746 is due from a related party. $120,000 is considered current and 148,746 is considered long-term. The receivables are non-interest bearing.

9. SUBSEQUENT EVENTS

Subsequent to December 31, 1994, the Company transferred its ranch operations to Four Star Ranch, Inc. ("Four Star") in exchange for 100% of the common stock of Four Star and 1,880,000 shares of Profit stock received from a related party. The Four Star stock was then distributed to the related party. The net operating losses (all of which are related to the ranch operations) were also transferred to Four Star.

The Company then exchanged 1,880,000 shares of its common stock for 100% of the common stock of United Support Association, Inc. ("USA"), making USA a wholly owned subsidiary of the Company. The Company will continue its investment and consulting operations through USA.

                               INDEX TO EXHIBITS

             Exhibit Description
             ------- -----------------------------------------------------------

             3.1(a)  Articles of Incorporation of Profiteer Corporation

             3.1(b) Amendment to Articles of Incorporation of Profiteer Corporation dated September 2, 1984

             3.1(c) Amendment to the Articles of Incorporation of Profiteer Corporation dated August 10, 1988

             3.2     Bylaws of Profiteer Corporation

             10.3 Agreement dated February 1, 1996 between Wade B. Cook and Lighthouse Publishing Group, Inc.

             10.10 Agreement dated January 1, 1997 between Wade B. Cook and Lighthouse Publishing Group, Inc.

             21.1    List of Profit Financial Corporation Subsidiaries